EXECUTION VERSION
111 West 57th Partners LLC
Limited Liability Company Agreement
Dated as of June 28, 2013

111 West 57th Partners LLC
Limited Liability Company Agreement
TABLE OF CONTENTS
Article I.	DEFINITIONS
Article II.	FORMATION OF LIMITED LIABILITY COMPANY
Article III.	CAPITALIZATION
Article IV.	BOOKS; REPORTS; TAX ELECTIONS; ACCOUNTS
Article V.	ALLOCATIONS
Article VI.	DISTRIBUTIONS
Article VII.	RIGHTS AND OBLIGATIONS OF THE MEMBERS
Article VIII.	RIGHTS AND OBLIGATIONS OF THE MANAGER
Article IX.	TRANSFERS OF INTERESTS
Article X.	TERMINATION
Article XI.	LIQUIDITY EVENTS
Article XII.	MISCELLANEOUS

Index of Exhibits
Exhibit A – Initial Business Plan and Budget
Exhibit B – Development Agreement
Index of Schedules
Schedule 2.8 – List of Manager's Members
Schedule 3.1 – Initial Capital Contributions of the Members

Limited Liability Company Agreement
This Limited Liability Company Agreement of 111 West 57th Partners LLC (the "Company"), is dated as of June 28, 2013, by and among 111 West 57th Sponsor LLC, a Delaware limited liability company, ("Sponsor") as the Manager and a Member, and 111 West 57th Investment LLC, a Delaware limited liability company, ("Investor") as a Member (Sponsor and Investor in their capacities as Members are collectively referred to herein as the "Members").

WITNESSETH THAT:
WHEREAS, the Members desire, by execution of this Agreement, to form a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del.  C. § 18-101 et seq. (as from time to time amended and including any successor statute, the "Act"); and
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE I.

 DEFINITIONS
Certain capitalized terms used in this Agreement shall have the meanings set forth below or in the Section of this Agreement referred to below:
 1.1.            "107 Equity Interests" is defined in Section 3.1(b).
 1.2.            "107 Joint Venture" is defined in Section 3.1(b).
 1.3.            "20% Priority Distribution" means, as of any date with respect to any Member, an amount which, if distributed to such Member as of such date, would cause the aggregate amount of Capital Contributions (other than Additional Capital Contributions made on account of Manager Overruns) made by such Member to the Company to have yielded an IRR of twenty percent (20%).
 1.4.            "Accountant(s)" means such firm of independent certified public accountants for the Company and any Subsidiaries as may be engaged from time to time by the Manager subject to the prior approval of Investor, it being agreed that either Cornerstone Accounting Group LLP and/or Cywiak & Co. CPA are hereby preapproved.
 1.5.            "Act" is defined in the recitals to this Agreement.
 1.6.            "Additional Capital Contributions" is defined in Section 3.2.
 1.7.            "Additional Member Entity" is defined in Section 2.8.
 1.8.            "Affiliated Person" or "Affiliate" means, with respect to any Person, any other Person controlling or controlled by or under common control with such Person.  For purposes of this definition, the term "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether as an officer, director, member, or otherwise through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.
 1.9.            "Agreement" means this Agreement, as it may be amended, restated or supplemented from time to time.
 1.10.            "Anticipated Additional Equity Amount" is defined in Section 3.2(d).
 1.11.             "Asset" or "Assets" means the real and personal property from time to time owned or held by the Company or any Subsidiary (including all right, title and interest of the Company or any Subsidiary in and to all or any portion of any property (real, personal, tangible or intangible) or estate acquired in connection therewith).
 1.12.            "Assumed Tax Rate" means a rate equal to the sum of (a) the highest federal tax rate applicable to either corporations or individuals, plus (b) the highest combined marginal state and local income or franchise tax rates applicable to corporations or individuals, whichever is higher.
 1.13.             "Book Value" means, as of any particular date with respect to an Asset, the adjusted tax basis of such Asset, except as otherwise provided herein.  The initial Book Value of each Asset shall be its cost, unless such Asset was contributed to the Company by a Member, in which case the initial Book Value shall be the fair market value of such Asset as stated in Section 3.1 (or, if no such value is stated in Section 3.1, as otherwise reasonably determined by the Members).  The Book Values of the Property shall be adjusted to equal its fair market value, as reasonably determined by the Members, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis additional Capital Contribution; (ii) the acquisition of an additional interest (other than a de minimis interest) in the Company as consideration for the provision of services as described in Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii); and (iii) the distribution by the Company to a Member of more than a de minimis amount of Assets, including money, as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(iv)(5)(ii).  Unless otherwise reasonably determined by the Members, the making of Additional Capital Contributions and the resulting adjustments to Percentage Interests under Article 3 hereof shall not be treated as the acquisition of an additional interest in the Company for purposes of the preceding clause (i) and will therefore not cause an adjustment to the Book Value of Assets.  The Book Values of the Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704- 1(b)(2)(iv)(m); provided, however, that the Book Values shall not be adjusted pursuant to this sentence to the extent that the Members determine that such an adjustment would be duplicative of an adjustment made pursuant to the preceding sentences.
If the initial Book Value of an Asset is not its cost, or if the Book Value of an Asset is adjusted pursuant to either of the two preceding sentences, such Book Value shall thereafter be adjusted for Depreciation with respect to such Asset rather than for the cost recovery deductions to which the Company is entitled for income tax purposes with respect thereto.  The Book Value of any Asset distributed to a Member shall be adjusted to equal the fair market value of such Asset on the date of the distribution, as reasonably determined by the Members.
 1.14.            "Budget" is defined in Section 8.2(b).
 1.15.            "Business Day" means any day except a Saturday, Sunday or other day that in New York, New York is a legal holiday or a day on which banking institutions are authorized by law or executive action to close.
 1.16.            "Business Plan" is defined in Section 8.2(b).
 1.17.            "Buy-Sell Closing Date" is defined in Section 11.1(b).
 1.18.            "Buy-Sell Deposit" is defined in Section 11.1(b).
 1.19.            "Buy-Sell Value" is defined in Section 11.1(a).
 1.20.            "Capital Account" is defined in Section 3.4.
 1.21.            "Capital Contributions" means the total amount of cash and other property contributed or deemed contributed to the Company by the Members in accordance with the terms of this Agreement, other then on account of Manager Overruns.
 1.22.            "Cash" shall mean money, currency or a credit balance in any demand or deposit account, other than an account evidenced by a negotiable certificate of deposit.
 1.23.            "Cash Equivalents" shall mean any of the following:  (A) marketable direct obligations issued by, or unconditionally guaranteed by, the United States of America or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America; (B) time deposits, demand deposits, certificates of deposit, Eurodollar time deposits, time deposit accounts, term deposit accounts or bankers' acceptances maturing within two years from the date of acquisition thereof or overnight bank deposits; (C) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (A) through (B) above; and (D) marketable securities publicly-traded on a recognized stock exchange or traded over the counter and listed in the National Association of Securities Dealers Automatic Quotations.
 1.24.            "Cause" is defined in Section 8.10(c).
 1.25.            "Cause Notice" is defined in Section 8.10.
 1.26.            "Certificate" means the Certificate of Formation of the Company as provided for pursuant to the Act, as originally filed with the office of the Secretary of State of the State of Delaware and as amended, supplemented and restated from time to time.
 1.27.            "Clawback Obligation" is defined in Section 6.2(b).
 1.28.            "Closing Date" means June 28, 2013.
 1.29.            "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time.
 1.30.            "Company" means the limited liability company formed under this Agreement, as such company may from time to time be constituted.
 1.31.            "Company Overruns" means all Cost Overruns that are not Manager Overruns.
 1.32.             "Competitor" shall mean any Person with an economic interest in a new construction or development project for residential, hotel or retail condominiums within the geographical area of Manhattan bound by the west side of Ninth Avenue to the West, the south side of 47th Street to the South, the east side of Park Avenue to the East, and the north side of 67th Street to the North (as if 67th Street ran contiguously through Central Park).
 1.33.            "Contributing Member" is defined in Section 3.3(a).
 1.34.            "Construction Loan" is defined in Section 3.2(d).
 1.35.            "Construction Loan Notice" is defined in Section 3.2(d).
 1.36.            "Consultation Period" is defined in Section 3.9.
 1.37.            "Cost Overruns" means the amounts by which any and all costs of every kind or nature that are required to be incurred by the Company or a Subsidiary, as reasonably determined by the Manager, to obtain and maintain proper entitlements for, pre-develop, develop, construct and/or operate the Property exceed the amounts allocated therefor in the applicable the Budget that is then in effect, subject in each case only to Permitted Variances; for the avoidance of doubt Cost Overruns shall not include scope changes to the design of the development of the Property.
 1.38.            "Credit Enhancements" is defined in Section 8.2(c).
 1.39.            "Deadlock Notice" is defined in Section 8.9.
 1.40.            "Depreciation" means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an Asset for such year or other period, except if the Book Value of an Asset differs from its adjusted basis for federal income tax purposes at the beginning of any such year or other period, Depreciation shall be an amount that bears the same relationship to the Book Value of such Asset as the depreciation, amortization or other cost recovery deduction computed for tax purposes with respect to such Asset for the applicable period bears to the adjusted tax basis of such Asset at the beginning of such period, or if such Asset has a zero adjusted tax basis, Depreciation shall be an amount determined under any reasonable method selected by the Members.
 1.41.            "Development Agreement" means that certain Development Agreement, attached hereto as Exhibit B, entered into as of the date hereof between the Company or a Subsidiary and an Affiliate of Sponsor pertaining to the Property, as such Development Agreement may be amended, modified, replaced or supplemented from time to time.
 1.42.             "Disposition" means any sale, transfer, repayment or assignment of all or any portion of any Asset.
 1.43.            "Distributable Cash" is defined in Section 6.1(a).
 1.44.             "Dollars" or "$" means United States dollars.
 1.45.            "Emergency" means an event that reasonably requires immediate action in order to avert or mitigate significant physical harm to any individual or significant physical damage to the Property.
 1.46.            "Entity" means any general partnership, limited partnership, limited liability partnership, corporation, professional corporation, joint venture, limited liability company, professional limited liability company, trust, business trust, cooperative or association or other similar entity constituted under the laws of any state, the United States or any foreign country.
 1.47.            "Equity Purchase Agreement" shall mean that certain Purchase and Sale Agreement, dated March 25, 2013, between Equity Seller and the Company.
 1.48.            "Equity Put Closing Date" is defined in Section 11.4.
 1.49.            "Equity Put Notice" is defined in Section 11.4.
 1.50.            "Equity Put Purchase Price" is defined in Section 11.4.
 1.51.             "Equity Seller" shall mean 57th Street Partners NY, L.L.C.
 1.52.             "Excess Distributions" means the excess, if any, of (a) the cumulative distributions of Net Cash Flow and Net Proceeds received or deemed received by the Manager over the life of the Company under Section 6.1(a)(iii)(b) (or Section 6.1(b)(v)(b), as applicable) over (b) the Target Carried Interest.
 1.53.            "Exercise Period" is defined in Section 3.2(d).
 1.54.            "Fees" means the fees payable by the Company or any Subsidiary pursuant to Section 8.8 of this Agreement.
 1.55.            "Force Majeure" shall mean any circumstances resulting from any unforeseen causes or conditions beyond Sponsor's reasonable control, including, without limitation, (i) strikes or labor troubles, (ii) governmental preemption in connection with a national emergency, (iii) any rule, order or regulation of any government agency or any department or subdivision thereof, whether in connection with a drought, energy shortage or other like event or otherwise, (iv) any fact, condition or circumstance related to war, terrorism or other local or national emergency, (v) fire, casualty or other acts of God (including the time necessary to repair any damage caused thereby) or (vi) other like circumstances.
 1.56.            "Immediate Family" means (i) Investor Representative's wife and/or children, (ii) a wholly owned limited liability company by any of Investor Representative, his wife and/or children or (iii) a trust in which Investor Representative's wife and/or children is the beneficiary thereto.
 1.57.            "Initial Capital Contribution" is defined in Section 3.1.
 1.58.            "IRR" means, with respect to any Member, an internal rate of return (stated as an annual percentage rate), calculated using the XIRR function in Microsoft Excel (which incorporates monthly compounding), based on all Capital Contributions (other than Additional Capital Contributions made on account of Manager Overruns) made or deemed made by such Member to the Company including amounts contributed or deemed contributed prior to the date of formation of the Company, as of the respective dates on which such Capital Contributions are received or deemed received by the Company, and taking into account all Applicable Distributions (as hereinafter defined) made by the Company to such Member as of the respective dates received or deemed received by such Member.  As used herein, the term "Applicable Distributions" shall mean when determining whether or not a distribution would yield an IRR of twenty percent (20%), the aggregate distributions made under Section 6.1(a)(i) (whether by reason of a distribution under Section 6.1(a) or a distribution under Section 6.2(a)(iii)) or 6.1(b)(i) or (iii) (whether by reason of a distribution under Section 6.1(b) or a distribution under Section 6.2(a)(iii)), as applicable.
 1.59.            "Investor" is defined in the first paragraph of this Agreement.
 1.60.            "Investor Principal" means AmBase Corporation a publicly traded corporation and its successors.
 1.61.            "Investor Representative" means Richard A. Bianco.
 1.62.            "Investor's Additional Equity Notice" is defined in Section 3.2(d).
 1.63.            "Landmarks Certificate" means a Certificate of Appropriateness issued by the Landmarks Preservation Commission approving a building which consists of the existing Steinway Building located on lot 25 of the Property, and an enlargement that shall have a height of 970 feet; shall have a zoning floor area of no less than 306,000 square feet; of which no less than a zoning floor area of 168,000 square feet shall be used for residential use, shall be located in the tower portion of the enlargement, and shall be no lower than 200 feet above average curb level in front of the Preferred Building on West 57th Street; provided that the time for appeal of the Landmark Preservation Commission's decision has expired.  Zoning floor area shall mean floor area as such term is defined in the Zoning Resolution of the City of New York.
 1.64.            "Liquidating Transaction" is defined in Section 6.2(a).
 1.65.            "Liquidity" means, as of any date, the amount of Unrestricted Cash held by such Person on such date.
 1.66.            "Lockout Date" is defined in Section 11.1(a).
 1.67.             "Major Decision Dispute" is defined in Section 8.9.
 1.68.            "Manager" means the Person designated as Manager in the preamble of this Agreement, together with any Person who becomes a substituted or an additional Manager as provided herein, in each instance in such Person's capacity as a Manager of the Company.
 1.69.            "Manager Overruns" shall mean Cost Overruns that are (i) reasonably expected to have been anticipated and budgeted for by a developer acting in good faith and in a commercially reasonable and prudent manner in the planning and oversight of projects similar in size, type, and scope as the development of the Property and (ii) not attributable to Force Majeure.
 1.70.            "Member" means the Persons designated as Members in the first paragraph of this Agreement, together with any Person who becomes a substituted or an additional Member as provided herein.
 1.71.            "Member Loan" is defined in Section 3.3(b).
 1.72.            "Member Loan Rate" means twenty percent (20%) per annum compounded monthly.
 1.73.            "Net Cash Flow" means, with respect to any calendar month or other period, all cash revenues, released reserves and other funds received by the Company (other than funds received as Capital Contributions and other funds received from third-party lenders unless the lender of such funds and the Company intend that such funds be distributed to the Members), reduced by the sum of the following: (i) all sums paid to lenders by the Company during such calendar month or other period, (ii) all cash expenditures and reserves made during such calendar month or other period which are provided for in the Business Plan and Budget (or any updates thereto) approved by the Members pursuant to Section 7.2(a), subject to the Permitted Variances, (iii) any other cash expenditures of the Company approved or expressly permitted hereunder and (iv) any expenses or expenditures incurred by the Manager or any Affiliated Person with respect to the Manager, to the extent reimbursement of such expenses is included in the approved Business Plan and Budget, subject to the Permitted Variances, or has been approved by the Members pursuant to Section 7.2(a).  There shall not be included as reasonable and necessary cash expenditures of the Company during any calendar month or other period, or otherwise charged against Net Cash Flow, any amount representing overhead or payroll costs of the Manager or of any Affiliated Person with respect to the Manager (except to the extent set forth in the Budget, subject to the Permitted Variances, and except that cash expenditures shall include Fees provided for in this Agreement).
 1.74.            "Net Excess Distributions" means (a) the Excess Distributions minus (b) the aggregate amount of taxes payable thereon calculated based on the Assumed Tax Rate plus (c) the aggregate amount of any income tax benefit deemed realized or reasonably expected to be realized by Sponsor and the individual members of the Sponsor, as applicable, as a result of any contribution or repayment to the Company of such Net Excess Distributions.
 1.75.            "Net Proceeds" means the gross proceeds from a Disposition less all costs and expenses (including broker fees, closing costs, repayment of indebtedness and related prepayment penalties) incurred in connection therewith.
 1.76.            "Net Worth" means, as of a given date, (x) the total assets of such Person as of such date, less (y) such Person's total liabilities as of such date.
 1.77.            "Non-Contributing Member" is defined in Section 3.3(a).
 1.78.            "Notice" is defined in Section 12.1(b).
 1.79.            "OFAC" means the United States Treasury's Office of Foreign Assets Control.
 1.80.            "Offeree" is defined in Section 11.1(a).
 1.81.            "Offeror" is defined in Section 11.1(a).
 1.82.            "Partnership Reserve" means the one-time reserve held by the Company in the amount of Ten Million and No/100 Dollars ($10,000,000.00), which was funded on the Closing Date.  For purposes of clarity, any funds deposited in this reserve after the Closing Date and/or any funds deposited in any other reserve at any time shall not be deemed the "Partnership Reserve".
 1.83.            "Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L.  107-56 and the regulations issued thereunder, all as amended and in effect.
 1.84.            "Percentage Interest" means, subject to the express terms of this Agreement (including Section 3.7), with respect to a Member, a fraction (expressed as a percentage) equal to such Member's aggregate Capital Contributions divided by the aggregate Capital Contributions of all Members; and as of the date hereof, with respect to Sponsor, forty-one percent (41%), and with respect to Investor, fifty-nine percent (59%), in each case as more particularly specified in Schedule 3.1 and as such percentage may be adjusted from time to time pursuant to the provisions of this Agreement, including by reason of any transfer of an interest in the Company (including a transfer pursuant to Section 3.7).
 1.85.             "Permitted Variance" with respect to the matters contained in any Budget that is then in effect, (a) increases to all non-discretionary line items (i.e., real estate taxes, insurance costs, etc.) equal to the actual cost increases for such line items, (b) reallocation of any line item realized cost savings and/or (c) any expenditure that does not cause the aggregate amount of expenditures in the line item reflecting the total aggregate costs contained in such Budget to be exceeded by (A) if prior to the closing of the Construction Loan, more than seven and a half percent (7.5%) of the amount approved for such line item in such Budget or (B) if after the closing of the Construction Loan, more than five percent (5%) of the amount approved for such line item in such Budget, provided, however, that for purposes of this clause (c), the Partnership Reserve shall not be deemed to be included in (x) aggregate costs and/or (y) line item costs contained in such Budget.
 1.86.            "Person" means any individual or Entity, and the heirs, executors, administrators, legal representatives, permitted successors and assigns of such individual or Entity where the context so admits.
 1.87.            "Principal" is defined in Section 2.8.
 1.88.            "Profit" or "Loss" will be determined for each taxable year or other relevant period by calculating the sum of (i) an amount equal to the Company's income or loss for such year or period for federal income tax purposes, including all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1), plus (ii) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss pursuant to this provision, and minus (iii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profit or Loss pursuant to this provision.  In the event the Book Value of any Asset is adjusted pursuant to the definition of Book Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Asset and allocated in the same manner as Profit or Loss would be allocated.
For purpose of calculating Profit or Loss: (i) gain or loss resulting from any disposition of an Asset shall be computed by reference to the Book Value of the Asset rather than the adjusted tax basis of such Asset; and (ii) in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account Depreciation.
If the amount calculated in the manner provided above is a positive amount, such amount shall be the Company's Profit for such fiscal year or other period; and if negative, such amount shall be the Company's Loss for such fiscal year or other period.
 1.89.            "Prohibited Person" means any Person that is named on the most current list of "Specially Designated Nationals and Blocked Persons" published by the United States Treasury Department, Office of Foreign Assets Control.
 1.90.            "Promoted Interest" means the portion of the interest in the Company represented by distributions made or to be made to Sponsor under Section 6.1(a)(iii)(b) or 6.1(b)(v)(b), as applicable.
 1.91.            "Property" means the real property located at 105 through 111 West 57th Street in New York, New York acquired by the Company pursuant to the Purchase Agreement.
 1.92.            "Protective Company Overrun" is defined in Section 3.9.
 1.93.            "Purchase Agreement" means, collectively, (i) that certain Purchase and Sale Agreement, dated March 25, 2013, between 57th Street Partners NY, LLC, as seller, and the Company, as buyer, as amended by that certain First Amendment to Purchase and Sale Agreement, dated May 30, 2013, between 57th Street Partners NY, LLC and the Company, (ii) that certain Purchase and Sale Agreement dated March 25, 2013, by and between Steinway, Inc., as seller, and 111 West 57th LH LLC, as buyer, as amended by (a) that certain First Amendment to Purchase and Sale Agreement, dated May 30, 2013, between Steinway, Inc. and 111 West 57th LH LLC and (b) that certain Second Amendment to Purchase and Sale Agreement, dated June 20, 2013, between Steinway, Inc. and 111 West 57th LH LLC, and (iii) that certain Purchase and Sale Agreement dated March 25, 2013, by and between 111 West 57th Street Associates, L.P., as seller, and 111 West 57th FE LLC, as buyer, as amended by that certain First Amendment to Purchase and Sale Agreement, dated May 30, 2013, between 111 West 57th Street Associates, L.P. and 111 West 57th FE LLC.
 1.94.            "Qualified Investor" means any Person with a minimum Net Worth of $100,000,000 and available Liquidity of $50,000,000, or an entity wholly owned and controlled by such Person.
 1.95.            "Regulation" or "Regulations" means the federal income tax regulations promulgated under the Code, as such Regulations may be amended from time to time.
 1.96.            "Removal Date" is defined in Section 8.10(a).
 1.97.            "Removing Member" is defined in Section 8.10.
 1.98.            "ROFO Deposit" is defined in Section 11.2(b).
 1.99.            "ROFO Offer" is defined in Section 11.2(b).
 1.100.                          "ROFO Price" is defined in Section 11.2(b).
 1.101.                           "Selling Member Guarantors" is defined in Section 11.1(c).
 1.102.                          "Shortfall Contribution" is defined in Section 3.3(a).
 1.103.                          "Sponsor" is defined in the first paragraph of this Agreement.
 1.104.                           "Sponsor's Additional Equity Notice" is defined in Section 3.2(d).
 1.105.                          "Sponsor Funding" is defined in Section 2.8.
 1.106.                          "Subsidiary" means a Delaware limited liability company wholly and directly owned by the Company that has been established to own all or a part of the Property.
 1.107.                           "Substantial Completion Date" means the first date on which the only items of development of the Property pursuant to the Budget remaining to be performed are minor or insubstantial details of construction, mechanical adjustment or decoration, the non-completion of which does not materially interfere with the proposed use of the Property.
 1.108.                          "Target Capital Account" means, with respect to any Member for any taxable period, an amount equal to the hypothetical distribution such Member would receive (minus the amount the Member would be required to contribute, if any) if all the Assets held by the Company (including cash) were sold for cash equal to the Book Value of such Assets (taking into account any depreciation allowable for such period), all liabilities of the Company, including all liabilities encumbering or associated with Assets directly or indirectly held by the Company, were satisfied in cash according to their terms (limited, with respect to each nonrecourse liability of each entity, to the Property securing such liability), and the net proceeds of such hypothetical transactions and all cash otherwise available (after satisfaction of such liabilities) were distributed in full pursuant to Section 6.1 hereof.
 1.109.                          "Target Carried Interest" means the amount that Sponsor would have received from the Promoted Interest in accordance with Sections 6.1 and 6.2 if (a) the cumulative Capital Contributions made to the Company by the Members over the life of the Company had been made by the Members on the respective dates on which such Capital Contributions were actually made and (b) Net Cash Flow, Net Proceeds and other distributions received by the Members over the life of the Company had been distributed to the Members in accordance with Sections 6.1 and 6.2 on the date such amounts were actually paid, but the amounts distributed in respect of the Promoted Interest were paid to Sponsor on the date on which the Target Carried Interest is determined.
 1.110.                          "Tax Matters Member" means the "tax matters partner" for purposes of Section 6231 of the Code.
 1.111.                          "Tender Date" is defined in Section 3.2.
 1.112.                          "Termination Notice" is defined in Section 8.10(a).
 1.113.                          "Transfer" means, as a noun, any transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance or other disposition, voluntary or involuntary, by operation of law or otherwise and, as a verb, voluntarily or involuntarily, by operation of law or otherwise, to transfer, sell, assign, exchange, charge, pledge, give, hypothecate, convey, encumber or otherwise dispose of.
 1.114.                           "Unrestricted Cash" shall mean, as of any date, Cash and Cash Equivalents, as valued on a cash basis, held by such Person that are not subject to any lien (excluding statutory liens in favor of any depositary bank where such cash is maintained).
 1.115.                          "Venue" is defined in Section 12.16.
ARTICLE II.

 FORMATION OF LIMITED LIABILITY COMPANY
 2.1.            Formation.  The Company was formed by the filing of the Certificate.  The Members, by execution of this Agreement, hereby enter into and join together in the Company as a limited liability company under and pursuant to the Act.  The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement.  To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.
 2.2.            Company Name.  The name of the Company shall be 111 West 57th Partners LLC.  The business of the Company shall be conducted under such name or such other name as the Members may mutually agree in writing.
 2.3.            The Certificate, Etc.  The Certificate was filed with the Secretary of State of the State of Delaware on June 27, 2013, and each Member has been provided with a copy thereof.  The Members hereby agree to execute, and the Manager agrees to file and record, all such other certificates and documents, including amendments to the Certificate, and, subject to the terms of this Agreement, to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of the Company, the ownership of property and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business, including, without limitation, qualification of the Company as a foreign limited liability company in any state in which such qualification is required.
 2.4.            Principal Business Office, Registered Office and Registered Agent.  The principal business of the Company will be located at c/o Property Markets Group, Inc., 5 East 17th Street, 2nd Floor, New York, New York 10003 or at such other location as may hereafter be determined by the Manager.  The initial registered office of the Company will be c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801.  The initial registered agent for service of process on the Company will be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801.  The registered office and the registered agent of the Company may be changed by the Manager from time to time in accordance with the then applicable provisions of the Act and any other applicable laws.  The Manager shall notify the Members of any change in such principal business office, registered office or registered agent for service of process within five (5) days of the date of such change.
 2.5.            Term of Limited Liability Company.  The term of the Company commenced on the date of the initial filing of the Certificate with the office of the Secretary of State of the State of Delaware (i.e., on June 27, 2013) and shall continue until dissolved and terminated pursuant to the provisions of Section 10.1.
 2.6.            Purposes.  The purposes of the Company are to acquire, own, finance, develop, entitle, construct, service, repair, maintain, improve, lease, operate and/or dispose of the Property, and to engage in all actions necessary, convenient or incidental thereto.
 2.7.            Powers.  In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized:
(a)
to organize one or more Subsidiaries and to acquire any other real or personal property which may be necessary, appropriate, convenient or incidental to the accomplishment of the purposes of the Company, or to cause any Subsidiary to do the same;

(b)
to own, hold, operate, maintain, finance, service, improve, lease, sell, convey, mortgage, pledge, or dispose of any real or personal property, including, without limitation, the Property, that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company or to cause any Subsidiary to do the same;

(c)
to enter into all such agreements, and to execute, acknowledge and deliver all such documents, certificates and other instruments, as shall be necessary, appropriate or convenient in connection with the acquisition improvement and/or disposition of any Property or to cause any Subsidiary to do the same;

(d)
to take any and all action necessary or appropriate as the holder of the Property, including, without limitation, the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents evidencing such waivers, consents or amendments or to cause any Subsidiary to do the same;

(e)
to borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and, if necessary, to secure the same by mortgage, pledge or other lien on the Property of the Company or any Subsidiary and to cause any Subsidiary to do the same;

(f)	to invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;
(g)
to prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company or any Subsidiary, and in connection therewith execute any extensions, renewals or modifications relating thereto and to cause any Subsidiary to do the same;

(h)	to enter into partnerships or other ventures with other Persons in furtherance of the purposes of the Company; and
(i)
to do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or advisable with respect to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act, or to cause any Subsidiary to do the same.

 2.8.            Beneficial Ownership of Members.  (a) Sponsor represents and warrants that, as of the date hereof, (i) it has no members other than those set forth on Schedule 2.8 attached hereto, which contains a complete and accurate ownership chart of Sponsor and its direct and indirect equity holders; (ii) it has disclosed to Investor the identities and requested information regarding the backgrounds of all direct and indirect investors in Sponsor; (iii) Kevin Maloney and Michael Stern (collectively, the "Principals") hold the percentage of the equity of Sponsor as reflected on Schedule 2.8 and control of Sponsor, (iv) Sponsor Funding LLC, a Delaware limited liability company ("Sponsor Funding"), holds the percentage of the equity of Sponsor as reflected on Schedule 2.8 and (v) an entity whose members are Masood Bhatti or his Affiliate and Investor Principal (the "Additional Member Entity") collectively hold the percentage of the equity of Sponsor as reflected on Schedule 2.8.  Sponsor covenants that throughout the term of this Agreement, (i) all Initial Capital Contributions made by Sponsor to the Company have been funded by Sponsor out of personal assets and resources indirectly contributed to Sponsor by the Principals and Sponsor Funding, including any such personal assets and resources obtained by a loan that is not secured directly or indirectly by the Property; (ii) all Capital Contributions made by Sponsor to the Company have not, and will not, include any capital contributions to Sponsor from third parties or managed funds; and (iii) Sponsor shall disclose to Investor any changes to the direct and indirect investors in its holdings.
(b)
Investor represents and warrants that, as of the date hereof, (i) it has no members other than those set forth on Schedule 2.8 attached hereto, which contains a complete and accurate ownership chart of Investor and its direct equity holders; (ii) it has disclosed to Sponsor the identities and requested information regarding the backgrounds of all direct investors in Investor, and (iii) Investor Principal holds one hundred percent (100%) of the equity of and controls one hundred percent (100%) of Investor.  Investor covenants that throughout the term of this Agreement, (i) all Initial Capital Contributions made by Investor to the Company have been funded by Investor out of assets and resources contributed to Investor by Investor Principal; (ii) all Capital Contributions made by Investor to the Company have not, and will not, include any capital contributions to Investor from third parties or managed funds; and (iii) Investor shall disclose to Sponsor (1) any changes to the direct and indirect holdings of Investor (other than changes in the ownership of publicly traded shares in Investor Principal) and (2) any changes in the holdings or title of Investor Representative, in each case provided that such change would cause Investor Representative to breach the provisions of Section 9.1(b).

 2.9.            Representations by Members.  Each Member represents, warrants, agrees and acknowledges as to itself only that:
(a)
it is a limited liability company, corporation or partnership, as applicable, duly organized or formed and validly existing and in good standing under the laws of the state of its organization or formation; it has all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement, to acquire and hold its Percentage Interest and to perform its obligations hereunder; the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, partnership or limited liability company action; the Person executing this Agreement on such Member's behalf is duly authorized to do so; and this Agreement is binding upon it and enforceable against it in accordance with the terms hereof;

(b)
its execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with, result in a breach of or constitute a default (or any event which, with notice or lapse of time, or both, would constitute a default) or result in the acceleration of any obligation under any of the terms, conditions or provisions of any other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets are subject, conflict with or violate any of the provisions of its organizational documents, or violate any statute or any order, rule or regulation of any court or governmental or regulatory agency, body or official, which would materially and adversely affect the performance of its duties hereunder; such Member has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by such Member of its obligations hereunder;

(c)
there is no action, suit or proceeding pending against such Member or, to its knowledge, threatened in any court or by or before any other governmental agency or instrumentality which would prohibit its entering into or performing its obligations under this Agreement; and

(d)
it and its Affiliates are not Prohibited Persons.  It and its Affiliates are in compliance with the Patriot Act.  It and its Affiliates are not in violation of any legal requirement related to money laundering or anti-terrorism and none of such Persons are located in or transacting business in any countries listed as embargoed countries under OFAC regulations.

 2.10.            Representations Regarding Commissions and Fees.  Other than PMA Real Estate, LLC, which shall receive a placement fee payable by the Company pursuant to the placement fee agreement set forth on Exhibit C, each Member (a) represents and warrants to each other Member that neither it nor its Affiliates have dealt with any brokers, consultants, finders or other third parties who are entitled to receive a commission or other compensation in connection with the (i) acquiring the Property, (ii) constructing, developing or disposing of the Property or (iii) forming and capitalizing of the Company or the Subsidiaries or the negotiation or completion of this Agreement, and (b) agrees to indemnify, defend and hold the Company and each other Member harmless from and against any loss, damage or claim or other obligations arising out of or relating to any claims for commissions or any other fees due in connection with the transactions described in this Agreement and arising or resulting from the actions of such Member or its Affiliates.
 2.11.            Additional Representations and Covenants of Members.  Investor and Sponsor, as the case may be, represents, warrants, agrees, covenants, and acknowledges that:
(a)
other than as has been paid and/or satisfied in full on the date of this Agreement, each of Investor and Sponsor has no material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise;

(b)
(i) with respect Sponsor and subject to the terms hereof, Principals (or in the case of Kevin Maloney, either Kevin Maloney or Ned White) shall be the sole persons principally responsible, on behalf of Sponsor, for the development, construction management, asset management and operation of the Property, and no other person acting on behalf of or in the name of Sponsor or any Affiliate thereof is (or is intended to be) principally responsible, on behalf of Sponsor or any Affiliate thereof, for the development, construction management, asset management, or operation of the Property.  Principals (or in the case of Kevin Maloney, either Kevin Maloney or Ned White) shall devote a substantial portion of their time to such development, construction management, asset management and operation of the Property, including, without limitation, active oversight of the construction manager and active involvement in all phases of development of the Property and (ii) with respect to Investor, Investor Principal shall be the sole person principally responsible, on behalf of Investor, for the decisions made by Investor with respect to the Company, and no other person acting on behalf of or in the name of Investor or any Affiliate thereof is (or is intended to be) principally responsible, on behalf of Investor or any Affiliate thereof, for the decisions made by Investor with respect to the Company; and

(c)	Sponsor and/or Principals, as applicable, covenant that each shall comply with any financial net worth and liquidity covenants specifically applicable thereto under any loan.
 2.12.            Cure Payments Not Capital Contributions.  In the event of a breach of Section 2.8, Section 2.9, Section 2.10 or Section 2.11, any amounts paid to cure such breach by the breaching party shall not constitute Capital Contributions or loans to the Company, any Subsidiary or any Member and shall not increase the Capital Account of such Member.
ARTICLE III.

 CAPITALIZATION
 3.1.            Initial Capital Contributions.  Each Member's initial Capital Contribution ("Initial Capital Contribution") hereunder consists of the following:
(a)	With respect to Investor, a cash contribution in the amount of Fifty-Six Million and No/100 Dollars ($56,000,000.00); and
(b)
With respect to Sponsor, (i) on the date of the Equity Purchase Agreement closing, (A) Sponsor shall cause the contribution of the equity interests held by 107 West 57th LLC (the "107 Equity Interests") in 105 West 57th Street Holdings LLC (the "107 Joint Venture") to Sponsor and (B) Sponsor shall contribute the 107 Equity Interests to the Company, (ii) a cash contribution in the amount of Twenty-Six Million Five Hundred Thousand and No/100 Dollars ($26,500,000.00), and (iii) in the event that the value of the 107 Equity Interests is less than Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000), Sponsor shall be required to make an additional cash contribution in the amount of such shortfall simultaneous with the contribution of the 107 Equity Interests.  The Members hereby acknowledge and agree that on the date of the contribution thereof by Sponsor, the 107 Equity Interests shall be valued in the same manner using the same assets and liabilities of the 107 Joint Venture as the valuation method used to calculate the purchase price of Equity Seller's ownership interests in the 107 Joint Venture pursuant to the Equity Purchase Agreement; provided that such value shall not exceed Thirteen Million and No/100 Dollars ($13,000,000).

The Initial Capital Contributions of the Members are in proportion to Percentage Interests and are set forth on Schedule 3.1 hereto.  Schedule 3.1 shall be amended from time to time by the Manager after any Additional Capital Contributions are made.
 3.2.            Additional Capital Contributions.
(a)
(i) Additional funds ("Additional Capital Contributions") may be called by the applicable Member or Manager as expressly set forth in this Section 3.2(a)(i) in such Member's or Manager's reasonable determination pursuant to the procedure set forth in Section 3.2(a)(ii) and only for the following purposes: (1) by either Member, in accordance with the Budget, (2) by Manager, on account of any Company Overrun (or by either Member, on account of Protective Company Overruns pursuant to Section 3.9), and (3) by either Member, in the event one or more Members has agreed to make Capital Contributions pursuant to Section 3.2(d).

(ii) In order to call Additional Capital Contributions for the purposes set forth in Section 3.2(a)(i) (or funding for Manager Overruns), the applicable Member or Manager expressly permitted to make such capital call pursuant to Section 3.2(a)(i) shall give Notice to the other Members (A) stating the aggregate amount of such Additional Capital Contributions (or Manager Overrun contributions), (B) stating in reasonable detail the reasons such Additional Capital Contributions (or Manager Overrun contributions) are required, the intended use thereof and such other information as any Member may reasonably request and (C) stating the date proposed for payment of such Additional Capital Contributions (or Manager Overrun contributions) to the Company (which date, the "Tender Date", shall not be less than thirteen (13) days after the date on which such Notice is given except in the case of Emergencies in which case the Member making such capital call shall endeavor to provide as much Notice as possible).
(b)
The Members shall be obligated to contribute to the Company on the Tender Date, in cash, the aggregate amount of Additional Capital Contributions to be made on the Tender Date, in proportion to their respective Percentage Interests.  The Percentage Interests of the Members shall be re-calculated and, if appropriate, adjusted in accordance with Section 3.7, upon the making of any Additional Capital Contributions by any one or more of the Members pursuant to this Section 3.2 (but excluding, for the avoidance of doubt, any Shortfall Contributions which are recharacterized as Member Loans).

(c)
If any Member fails to pay to the Company on the Tender Date its entire share of any Additional Capital Contribution required pursuant to this Section 3.2, then the Contributing Member shall have the right to make Shortfall Contributions and, at the election of the Contributing Member, either (i) the Shortfall Contribution shall be treated as a Member Loan pursuant to Section 3.3(c), or (ii) the associated dilution remedy under Section 3.7 shall govern.  Each Contributing Member shall deliver written Notice to the Non-Contributing Member as to such Contributing Member's election of the foregoing remedies within five (5) days after funding of the Shortfall Contribution and if the Contributing Member fails to send such Notice the Contributing Member shall be deemed to have elected to have the Shortfall Contribution treated as a Member Loan.  No Member shall be entitled or required to make any Capital Contributions to the Company other than as required or allowed under Section 3.1, Section 3.2, Section 3.3(b), Section 6.1 or Section 6.2.  Notwithstanding anything herein to the contrary, but subject to Manager's right to fund a Shortfall Contribution and any election by Investor under Section 3.2(d) to fund the Anticipated Additional Equity Amount, Investor shall have no obligation to fund any Additional Capital Contributions which would cause the aggregate Capital Contributions made by Investor to exceed Fifty-Seven Million and No/100 Dollars ($57,000,000.00).

(d)
Sponsor shall send a written notice (the "Construction Loan Notice") to Investor not later than two hundred ten (210) days prior to Sponsor's reasonable estimation as to the date the Company will enter into definitive loan documents for the initial construction loan with respect to the development of the Property (the "Construction Loan"), which Construction Loan Notice shall set forth (i) the amount that Sponsor reasonably believes that the Company or such Subsidiary will be required to draw under the Construction Loan and (ii) the amount (the "Anticipated Additional Equity Amount") of additional equity that Sponsor reasonably believes the Company will be required to fund under the Construction Loan and the material economic terms the Company is willing to agree to with respect to such additional equity.  Within thirty (30) days of receipt of the Construction Loan Notice (the "Exercise Period"), Investor shall have the right to elect (which election shall be irrevocable) to fund an Additional Capital Contribution, when called pursuant to Section 3.2(a)(i), for the entire Anticipated Additional Equity Amount by giving written notice of such election within the Exercise Period (the "Investor's Additional Equity Notice").  If Investor does not timely deliver the Investor's Additional Equity Notice or affirmatively waives its right of first offer, Investor shall be deemed to have elected not to fund such Additional Capital Contribution pursuant to this Section 3.2.  If no timely Investor's Additional Equity Notice is delivered by Investor or Investor affirmatively waives its right of first offer, Sponsor shall, on behalf of the Company, seek additional financing from Persons who are not Affiliates of either Member (whether in the form of common or preferred equity or financing that is subordinate to (and permitted by) the Construction Loan) to fund such Additional Capital Contribution on terms that are not materially worse for the Company than the terms offered to Investor pursuant to the Construction Loan Notice (and, notwithstanding the terms of Section 7.2(a), Investor shall have no right under Section 7.2(a) to refuse to grant its approval to such additional third party financing provided that terms thereof are not materially worse for the Company than the terms offered to Investor pursuant to the Construction Loan Notice).  If Sponsor fails to obtain additional financing to fund such Additional Capital Contribution on terms that are not materially worse for the Company than the terms offered to Investor pursuant to the Construction Loan Notice within one hundred eighty (180) days after the expiration of the Exercise Period, then any attempt to procure such Additional Capital Contribution thereafter shall again be subject to the provisions of this Section 3.2(e).  If Investor has timely and properly delivered the Investor's Additional Equity Notice, then (i) Sponsor shall deliver to Investor a written notice ("Sponsor's Additional Equity Notice") within thirty (30) days after the delivery to Sponsor of Investor's Additional Equity Notice whether or not Sponsor desires to fund an Additional Capital Contribution in the amount of Sponsor's pro rata share (based on its Percentage Interest) of the Anticipated Additional Equity Amount, (ii) if Sponsor fails to timely deliver to Investor Sponsor's Additional Equity Notice, then Sponsor shall be deemed not to have elected to fund an Additional Capital Contribution in the amount of Sponsor's pro rata share (based on its Percentage Interest) of the Anticipated Additional Equity Amount, (iii) if Sponsor timely delivers to Investor Sponsor's Additional Equity Notice that provides that Sponsor does not desire to fund an Additional Capital Contribution in the amount of Sponsor's pro rata share (based on its Percentage Interest) of the Anticipated Additional Equity Amount (or Sponsor is deemed to have made such election not to fund an Additional Capital Contribution under clause (ii) above), then Investor shall be required to fund an Additional Capital Contribution for the entire Anticipated Additional Equity Amount when called pursuant to the provisions of Section 3.2(a), (iv) if Sponsor timely delivers to Investor a Sponsor's Additional Equity Notice that provides that Sponsor desires to fund an Additional Capital Contribution in the amount of Sponsor's pro rata share (based on its Percentage Interest) of the Anticipated Additional Equity Amount, then each of Investor and Sponsor shall fund an Additional Capital Contribution equal to its pro rata share (based on its Percentage Interest) of the entire Anticipated Additional Equity Amount when called pursuant to the provisions of Section 3.2(a).

(e)
Any funding to the Company required on account of Manager Overruns shall be requested by Manager or the Member not then affiliated with Manager (or if no Member is affiliated with Manager the Member who appointed Manager pursuant to Section 8.10) pursuant to the provisions of Section 3.2(a)(ii).  Any such costs shall be funded one hundred percent (100%) by the Member then affiliated with Manager (or if no Member is affiliated with Manager the Member who appointed Manager pursuant to Section 8.10) and no other Member shall be required to contribute additional funds on account of such Manager Overrun.  Notwithstanding anything to the contrary contained herein, the funding of Manager Overruns shall not constitute Additional Capital Contributions and shall not adjust Percentage Interests.  Manager Overruns shall be repaid to Manager out of Net Cash Flow or Net Proceeds pursuant to Sections 6.1(a)(ii) or 6.1(b)(iv), as applicable and 6.2. If Sponsor fails to pay to the Company within the 45-day period immediately following the Tender Date the entire amount of Manager Overruns as required pursuant to this Section 3.2, then Investor shall have the right to remove Sponsor as the Manager for cause pursuant to Section 8.10; it being understood that the remedies set forth in this Article 3 for the failure to fund Additional Capital Contributions shall not apply to the failure to fund contributions on account of Manager Overruns.

 3.3.            Failure to Make Additional Capital Contributions.
(a)
Shortfall Contributions.  In the event that Additional Capital Contributions are required to be made by the Members under Section 3.2, and any Member has tendered its entire share of the required Additional Capital Contributions on or before the Tender Date (a "Contributing Member"), and the other Member has failed to tender its entire share of the required Additional Capital Contributions on or before the Tender Date (a "Non-Contributing Member"), the Contributing Member shall have the right to make Additional Capital Contributions to cover the shortfall amount.  The amount of an Additional Capital Contribution made by the Contributing Member equal to the amount of Additional Capital Contribution that Non-Contributing Member failed to fund is the "Shortfall Contribution".

(b)
Member Loans.  If any Member elects to convert a Shortfall Contribution into a member loan (a "Member Loan") pursuant to Section 3.2(c), the Manager shall notify the Non-Contributing Member of the amount and date of the Member Loan and the Capital Account of the Non-Contributing Member shall be credited to reflect the payment of the proceeds of the Member Loan to the Company. Each Member Loan shall be deemed to be made to the Non-Contributing Member, with the proceeds of each Member Loan being delivered to the Company in immediately available funds by the Contributing Member on such Non-Contributing Member's behalf. A Member Loan shall be deemed to have been advanced on the applicable Tender Date on which such Shortfall Contribution was due from the Non-Contributing Member.  Member Loans shall earn interest on the outstanding principal amount thereof through the date of repayment at a rate equal to the Member Loan Rate from the date deemed to have been advanced.

(c)
Member Loan Terms.  Member Loans shall be secured as provided in this Section 3.3(c) and Section 3.3(d) (but otherwise non-recourse) and be repayable by and collectible from the Non-Contributing Member only as set forth in this Section 3.3. While a Member Loan is outstanding, the Non-Contributing Member's distributions of Net Cash Flow and Net Proceeds or any proceeds from the transfer of all or any part of its interests in the Company shall (until all Member Loans made to such Non-Contributing Member and interest thereon shall have been repaid in full) be paid to the Contributing Members in accordance with the applicable Member Loan. Such payments shall be applied first to the payment of interest on such Member Loans and then to the repayment of the principal amounts thereof, but shall be considered, for all other purposes of this Agreement, to have been distributed to the Non-Contributing Member. Distributions of Net Cash Flow and Net Proceeds to such Non-Contributing Member shall be immediately reinstated prospectively upon the full repayment of a Member Loan and interest thereon to the Contributing Members. The Non-Contributing Member shall be liable for the reasonable fees and expenses incurred by the Contributing Members (including, without limitation, reasonable attorneys' fees and disbursements) in connection with any enforcement or foreclosure upon any Member Loan and such costs shall, to the extent enforceable under applicable law, be added to the principal amount of the applicable Member Loan; provided that a Member Loan may only be foreclosed if a Non-Contributing Member receives distributions of Net Cash Flow and Net Proceeds prior to repayment of the Member Loan. In addition, at any time during the term of such Member Loan, the Non-Contributing Member shall have the right to repay, in full, the Member Loan (including interest).  If the Non-Contributing Member receives distributions of Net Cash Flow and Net Proceeds prior to repayment of the Member Loan, the Contributing Members shall have all rights and remedies available to them at law or in equity. All outstanding amounts payable under the Member Loan shall be settled no later than upon dissolution of the Company, but in all events shall only be recourse as set forth in the first sentence of this Section 3.3(c).

(d)
If a Member Loan has been made, the Non-Contributing Member shall be deemed to have pledged to the Contributing Member, and granted to such Contributing Member a continuing first priority security interest in, all of the Non-Contributing Member's interest in the Company to secure the payment of the principal of, and interest on, such Member Loan in accordance with the provisions hereof, and for such purpose this Agreement shall constitute a security agreement. The Non-Contributing Member shall promptly execute, acknowledge and deliver such financing statements, continuation statements or other documents and take such other actions as the Contributing Member shall request in order to perfect or continue the perfection of such security interest; and, if the Non-Contributing Member shall fail to do so within seven (7) days after demand therefor, the Contributing Member is hereby appointed the attorney-in-fact of, and is hereby authorized on behalf of, the Non-Contributing Member, to execute, acknowledge and deliver all such documents and take all such other actions as may be required to perfect such security interest. Such appointment and authorization are coupled with an interest and shall be irrevocable. Any Contributing Member holding a security interest in the interest of the Company of a Non-Contributing Member shall, prior to exercising any right or remedy (whether at law, in equity or pursuant to the terms hereof) available to such Contributing Member in connection with such security interest provide to the Non-Contributing Member written notice, in reasonable detail, of the right or remedy to be exercised and the intended timing of such exercise. Following the foreclosure by a Contributing Member of the security interest granted pursuant to this Section 3.3(d) (or a similar transfer in lieu thereof), such foreclosing Contributing Member or its designee (i) shall be entitled to exercise and benefit from any and all management and other rights (including designation as Manager, if applicable) attendant upon the interests in the Company previously possessed by the applicable Non-Contributing Member hereunder, and such interest shall not be limited solely to the right to possess the economic interest in the Company previously held by such Non-Contributing Member and (ii) shall use commercially reasonable efforts to cause the principals of such Non-Contributing Member to be prospectively released from any guaranty under any loan as of the date of such foreclosure; provided that in the event that Contributing Member is unsuccessful in obtaining such release, the principals affiliated with Contributing Member shall fully indemnify, defend and hold harmless the principals affiliated with Non-Contributing Member for any liability under the guaranties attributable to claims arising on or after the date of foreclosure.

 3.4.            Capital Accounts.  A separate capital account (each, a "Capital Account") shall be established and maintained for each Member, including any substituted Member who shall hereafter acquire an interest in the Company, in accordance with the following provisions:
(a)
To each Member's Capital Account there shall be credited the amount of cash and the fair market value of any other property actually contributed to the Company by such Member in accordance with Article 3, such Member's allocable share of Profit, the amount of any Company liabilities that are assumed by such Member or that are secured by any Company Asset distributed to such Member, and any items in the nature of income or gain which are specially allocated to such Member pursuant to Sections 5.2 or 5.6 to the extent that Sections 5.2 or 5.6 and applicable Regulations provide for such a Capital Account adjustment.

(b)
From each Member's Capital Account there shall be debited the amount of cash and the fair market value of any Company Asset distributed to such Member in its capacity as a Member pursuant to any provision of this Agreement, such Member's allocable share of Loss, the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company, and any items in the nature of expenses or losses which are specially allocated to such Member pursuant to Sections 5.2 or 5.6 to the extent that Sections 5.2, 5.6 and applicable Regulations provide for such a Capital Account adjustment.

(c)
The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Regulations under 704(b) of the Code, and shall be interpreted and applied in a manner consistent with such Regulations.

(d)
A Member shall not be entitled to withdraw any part of the Capital Account of such Member or to receive any distributions from the Company except as provided in Article 6; nor shall a Member be entitled to make any loan or Capital Contribution to the Company other than as expressly provided herein.  No loan made to the Company by any Member shall constitute a Capital Contribution to the Company for any purpose.

(e)
Except as expressly required by this Agreement or the Act, no Member shall have any liability for the return of the Capital Contribution of any other Member.  A Member who has more than one interest in the Company shall have a single Capital Account that reflects all such interests, regardless of the class of interest owned and regardless of the time or manner in which the interests were acquired.

 3.5.            Transfer of Capital Accounts.  In the event all or any portion of an interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest in the Company, and reference in this Agreement to a Capital Contribution of or an allocation or distribution to a Member who is a transferee shall include a Capital Contribution of or allocation or distribution previously made to its transferor Member on account of the transferred interest in the Company.
 3.6.            Deficit Capital Accounts.  Except as otherwise provided in Section 6.2(b), no Member with a deficit in its Capital Account shall be obligated to restore such deficit balance or make a Capital Contribution to the Company solely by reason of such deficit.
 3.7.            Adjustments to Member Interests.
(a)
Reduction of Non-Contributing Members' Percentage Interests; Recalculation of Percentage Interests.  If at any time any one or more of the Members makes a Shortfall Contribution pursuant to Section 3.2 and the Contributing Member has elected to treat such Shortfall Contribution as dilutive capital under this Section 3.7, the Percentage Interests of the Contributing Member shall be re-calculated and adjusted, as appropriate, so that each the Contributing Member's Percentage Interests as of the date such Additional Capital Contribution is made (or is deemed to be re-characterized as a Shortfall Contribution) equals the number of percentage points equal to the product of: (i) 100 multiplied by (ii) a fraction, (a) the numerator of which shall be an amount equal to (X) all Capital Contributions which have been made by such Member and which do not constitute Shortfall Contributions, plus (Y) an amount equal to (I) one and one-half (1.5) multiplied by (II) the aggregate amount of all Shortfall Contributions previously funded by such Member (if any), minus (Z) an amount equal to (A) one and one-half (1.5) multiplied by (B) the aggregate amount of all Shortfall Contributions previously funded by the other Member (if any), and (b) the denominator of which shall equal the sum of all Capital Contributions (including, without limitation, Shortfall Contributions) made by the Members up to and including the date of calculation.

(b)
Adjustment of a Non-Contributing Member's Interest.  Any increase in the Percentage Interest of any Contributing Member under this Section 3.7 shall be reflected in a simultaneous reduction of the Percentage Interests of the Non-Contributing Member in a like amount.  Any such aggregate increase in interests of such other Members shall be automatic and without the necessity of any further action by any Member.  Notwithstanding the foregoing, each Member agrees to execute such documents and take such additional actions as may be necessary to effectuate or evidence such adjustments, and each such Member hereby constitutes and appoints each of the Manager and Investor, and their respective successors and permitted assigns, including, if applicable, the officers and directors of any such Person(s) or the general partner of such Person(s) (and its officers and directors), to act alone as the attorney-in-fact of each such Member with full power of substitution in the names and stead of each such Member to execute, acknowledge, swear to and deliver such instruments as may be necessary or appropriate to carry out the foregoing provisions of this Section 3.7.  The grant of power of attorney by each of the Members under this Section 3.7 is coupled with an interest and is and shall be irrevocable, whether by reason of such Member's dissolution or for any reason whatsoever.

(c)
Notice of Adjustment of Interest.  The Manager shall give Notice to all the Members within thirty (30) days after the adjustment of any Member's interest pursuant to this Section 3.7, informing the Members of such adjustment and of their revised Percentage Interests after giving effect to such dilution.

(d)
No Prior Agreement to Adjust Interest.  The parties to this Agreement acknowledge and agree that there is no prior agreement, understanding or plan to change Members' Percentage Interests, and that such a change is not expected given the structure of the transactions contemplated by this Agreement.

 3.8.            Prohibition on Loans by Company.  In no event shall the Company, directly or indirectly, make any form of loan or advance to or directly or indirectly guaranty or secure the obligations of any Member or to any Affiliated Person of any Member (excluding any Subsidiary).
 3.9.            Company Overruns.  In the event that the Member not affiliated with Manager reasonably believes there is a need for Additional Capital Contributions on account of Protective Company Overruns, such Member shall give Notice thereof to Manager together with reasonable detail as to Protective Company Overrun.  After receipt of such Notice, Manager and the applicable Member shall promptly review and discuss the Protective Company Overrun for a consultation period of fifteen (15) days (unless the Protective Company Overrun relates to (i) a violation of law that needs to be cured within such fifteen (15) days, or (ii) an Emergency, in which cases the fifteen (15) day period shall be shortened accordingly) (the "Consultation Period").  If, after the expiration of the Consultation Period, Manager does not desire to make a capital call on account of such Protective Company Overrun, the Member not affiliated with Manager shall have the right, at any time within thirty (30) days after the expiration of the Consultation Period, (i) to make a capital call pursuant to Section 3.2(a) on account of the Protective Company Overrun and (ii) to use the proceeds of such capital call to make payments, institute legal proceedings and/or take such other actions as may be necessary or desirable to cure the circumstances underlying the need for the Protective Company Overrun.  "Protective Company Overrun" means Company Overruns on account of (i) curing and/or remedying any then existing material defaults under any material contractual obligations of the Company or any Subsidiary (including, without limitation, under any documents or instruments evidencing and/or securing any Company or Subsidiary indebtedness), (ii) complying with material applicable law and/or any court orders, judgments or other judicial or governmental proceedings applicable to the Property or any portion thereof, the Company or any Subsidiary, (iii) paying any real estate taxes, utility charges and other amounts which may be imposed by any governmental authority or which may be reasonably necessary to protect the Property or any portion thereof, or Investor's investment therein, and (iv) paying all reasonable attorneys' fees, costs and disbursements relating to any of the foregoing.
ARTICLE IV.

 BOOKS; REPORTS; TAX ELECTIONS; ACCOUNTS
 4.1.            Books and Records.  The Manager shall keep, or cause to be kept, complete, up-to-date and accurate books of account and records of the Company and each Subsidiary.  The books of the Company shall be kept on a cash basis and an accrual basis, and all such books and records shall at all times be maintained or made available at the principal business office of the Company.  Each of (a) a current list of the full name and last known business address of each Member, set forth in alphabetical order, (b) a copy of the Certificate, including all certificates of amendment thereto, (c) copies of the federal, state and local income tax and information returns and reports of the Company, if any, for the 7 most recent years and (d) copies of this Agreement and of any financial statements of the Company for the 6 most recent years, will be maintained at the principal business office of the Company.  All books and records will be maintained by the Manager (and will be available to the Members upon reasonable request and reasonable prior notice) for a period of not less than 7 years after the dissolution of the Company.
 4.2.            Required Reports.
(a)	The Manager will prepare, or cause to be prepared, and furnish to each Member:
(i)                        within forty (40) days after the end of each fiscal year of the Company: the audited financial statements of the Company for such fiscal year accurately reflecting the financial condition and results of operations of the Company, including a balance sheet, a statement of changes in Members' capital and a profit and loss statement, all prepared and audited by the Accountants;
(ii)                        within twenty (20) days after the end of each fiscal quarter of the Company: a copy of the unaudited quarterly financial statements of the Company for such fiscal quarter accurately reflecting the financial condition and results of operations of the Company, including a balance sheet, a statement of changes in Members' capital and a profit and loss statement, all certified by the Manager to be complete and accurate;
(iii)                        within ten (10) days after the end of each month of the Company: (x) with respect to each Budget, a log showing how the contingency and any reallocated cost savings in such Budget have been used and reallocated during the prior month and setting forth the remaining balance of the contingency and actual cost savings not previously reallocated in such Budget; (y) a report detailing any events that materially and detrimentally impact the Company's ability to implement the then current Business Plan, and (z) such additional information and reports as may be reasonably requested by the Members in connection with the Property, including, without limitation, the development and/or construction thereof, and the investment made by Investor;
(iv)                        promptly upon the request of any Member from time to time, any additional information such Member may reasonably request to assist such Member or a third party engaged by such Member in appraising or assessing the value of the Property; and
(v)                        promptly upon the request of any Member from time to time, any additional information such Member may reasonably request with respect to the Company and Property.
Notwithstanding the foregoing, the foregoing reports shall be submitted to Investor sufficiently in advance of the reporting deadline set forth above such that the public filing deadlines applicable to Investor or Investor Principal shall be satisfied.
(b)
The Manager will prepare, or cause to be prepared, and furnish to each Member (i) an estimate of taxable income for each fiscal year at least 25 days prior to the end of such fiscal year, reporting ordinary income items separate from items of capital gain, (ii) Schedule K-1's within 75 days after the end of such fiscal year and (iii) detailed supporting schedules of Schedule K-1 to report (A) any "unrecaptured section 1250 gain" within the meaning of the Code and the Regulations, recognized on the date of the sale of real estate assets, if applicable, and (B) the state sources of each item of income, gain, loss and deduction, as applicable.  All financial statements and reports furnished pursuant to Subsections 4.2(a) and (b) will be in a form approved by the Members in writing.

(c)
Member Access to Books and Records.  Each Member shall have the right at all reasonable times during usual business hours to audit, examine and make copies of or extracts from the books and records of the Company.  Such right may be exercised through any agent or employee of such Member designated by it or by a certified public accountant designated by such Member.  A Member shall bear all expenses incurred in any examination made for such Member's account.  Promptly upon request, the Manager shall also furnish to the Members such other information bearing on the financial condition and operations of the Company as any Member may from time to time reasonably propose.

(d)	Costs. All reasonable third-party and out-of-pocket costs and expenses of compliance with the foregoing provisions of this Section 4.2 (other than Section 4.2(c)) shall be borne by the Company.
(e)
Confidentiality.  The Members hereby agree to consider as proprietary to the Company, keep confidential, and not disclose to any third party, any and all information relating to the operations of the Company and the Subsidiaries and the Property; provided, however, that any Member may disclose such information to any Person if such Person is party to a confidentiality agreement which adequately protects the Company against disclosures which could adversely affect its business; and provided, further, that any Member may disclose such information, on an "as needed" basis (i) to such the lawyers, accountants or agents of such Member, or such Member's Affiliates or investment manager(s), in connection with the ordinary conduct of the business affairs of such Member (or, if applicable, such Member's Affiliates or investment manager(s)), or (ii) as required by law or pursuant to regulatory or supervisory requests or requirements; provided, however, that to the extent legally permissible and reasonably practicable, upon complying with any such request the Member shall request that the Person or regulatory or supervisory authority requesting or requiring disclosure shall treat such information confidentially.  Nothing in this Section 4.2(e) shall (a) be construed as prohibiting any Member from communicating general financial information concerning the operating results of the Company to the direct or indirect beneficial owners of interests in such Member, or (b) from making any disclosures or filings required or prudent (in the disclosing Member's reasonable judgment) by such Member under the Securities and Exchange Commission or other federal or state securities' Laws or the rules and regulations of the NYSE or NASDAQ, or the inclusion of any information in a prospectus, prospectus supplement or other offering circular or memorandum in connection with public or private capital raising activities undertaken by any Member or its Affiliates or any quarterly earnings press release.  Except as otherwise required by law, each Member and the Manager agrees that, without the consent of Investor, it shall not, and shall cause its Affiliates to not, make reference to, or use, the name of Investor, Investor Principal or Richard A. Bianco including in connection with the interest of such Person in the Company and any Property or other Asset and, including, but not limited to, in any public statement, press release or governmental filing.

 4.3.            Filing of Returns and Other Writings; Tax Matters Member.
(a)
Tax Matters Member.  Sponsor shall serve as the Tax Matters Member for so long as it is the Manager.  The Tax Matters Member shall cause the preparation and timely filing of all Company tax returns and shall, on behalf of the Company, timely file all other writings required by any governmental authority having jurisdiction to require such filing, including all state and local withholding tax requirements on distributions and/or income allocations and shall cause the timely filing and reporting of such information to the governmental authorities and to Members.  At least ten (10) days prior to the filing of any material income tax return, the Tax Matter Member will provide a draft thereof to the Investor for review, comment and consent, such consent not to be unreasonably withheld and such consent deemed to be given absent written objection.  The Tax Matters Member shall give prompt Notice to each Member upon receipt of advice that the Internal Revenue Service or any state or local taxing authority intends to examine or audit any income tax returns of the Company.  Sponsor shall not take any material action in its capacity as the Tax Matters Member in a manner that shall bind Investor without the consent of the Investor (unless the failure to give consent will have a material adverse effect with respect to Sponsor and the consent will not have a material adverse effect with respect to Investor), including without limitation the following:

(i)                        agree to extend any statute of limitations with respect to the Company under Section 6229 of the Code;
(ii)                        file a request for administrative adjustment (including a request for substituted return treatment) under Section 6227 of the Code;
(iii)                        file a petition for judicial review, or any appeal with respect to any judicial determination, under Section 6226 or 6228 of the Code;
(iv)                        take any action to consent to, or to refuse to consent to, a settlement reflected in a decision of a court; or
(v)                        enter into any tax settlement agreement affecting the Company.
The Tax Matters Member shall promptly give Notice to the Members of the contents of any material communication (oral or written) from the Internal Revenue Service or any state or local taxing authority within 2 Business Days of receiving such communication (or on the same day, if any action is required in response to such communication within fewer than thirty (30) days of receipt of such communication).  The Tax Matters Member shall also promptly give Notice to the Members of the commencement of any administrative or judicial proceedings involving the tax treatment of any items of Company income, loss, deduction or credit, and shall further keep them fully informed of, and provide the Members an opportunity to participate fully in, all material developments involved in such proceedings.  In addition, the Tax Matters Member shall give the Members prompt Notice of, and provide the Members an opportunity to participate in the preparation of, any material submission to the Internal Revenue Service, any state or local taxing authority, or to any court in connection with any such proceedings.  The Tax Matters Member shall also give Notice to the Members of its intention to meet with any representative of the Internal Revenue Service or any state or local taxing authority at least thirty (30) days prior to such meeting (or immediately upon arranging such meeting if such meeting is arranged fewer than thirty (30) days prior to such meeting), and shall provide the Members or their agents, legal counsel, employees or accountants with an opportunity to participate in such meeting (and shall inform any Members who do not participate in the meeting of the results of the meeting within two (2) Business Days after such meeting).  The Tax Matters Member shall also provide to the Members, at least ten (10) Business Days prior to filing with any governmental authority, a copy of all Company tax returns and supporting documentation.
(b)
Legal Uncertainties.  The Manager shall, and any Member may, inform the Members of any legal issues or uncertainties relating to the preparation of the Company's federal, state and local income tax returns.  If the Members do not agree on the proper tax treatment of any such item, the Manager shall submit the relevant alternatives to the Members and shall prepare the Company's returns in accordance with the treatment approved by the Members.

(c)
Member Returns.  Each Member shall file tax returns consistent with the tax treatment shown on the Company's tax returns, which tax treatment shall be established by the Members prior to the filing of the first required Company tax return and thereafter, as applicable.  For U.S. federal income tax purposes, this Agreement will be treated as creating a single partnership and, to the extent permitted by the Code and Regulations, the Assets and liabilities of each Subsidiary will be treated as the Assets and liabilities of the partnership.

 4.4.            Fiscal Year.  The fiscal year of the Company shall end on December 31 of each year.
 4.5.            Reserves.  The Manager shall establish in the Business Plan such reasonable cash reserves, to provide for expenses contained in the Business Plan approved by the Members pursuant to Section 7.2(a)(i), as the Manager reasonably determines, and as approved by the Members in their reasonable discretion, to be necessary to permit timely payment of such expenses.  If the Manager reasonably expects to request an Additional Capital Contribution within ninety (90) days following a contemplated distribution, Manager shall instead propose a reserve for the Member's approval in lieu of distributing the expected amount of such anticipated additional funds that would require Additional Capital Contributions.
 4.6.            Bank Accounts; Payments; Investments.
(a)
Bank Accounts; Payments.  With the consent and upon the direction of the Members, the Manager shall cause the Company and the Subsidiaries: (i) to open, maintain and close bank accounts on behalf of such party, (ii) to timely make any and all required payments on behalf of such party (to the extent of funds available to such party), and (iii) to promptly deposit any and all payments received by such party for the benefit of that party; it being hereby acknowledged and agreed, for the avoidance of doubt, that, except as otherwise expressly provided herein or in the Budget and Business Plan, under no circumstances shall Manager cause or permit any of the Company or the Subsidiaries to incur any material expenses and/or liabilities without the prior written approval of the Members, which approval may be granted or withheld in each Member's sole discretion.  Bank account withdrawals shall be made only in the regular course of Company business on such signature or signatures as the Manager may from time to time determine and shall be in accordance with the Budget.

(b)
Allowable Investments.  The Company shall from time to time invest funds not required currently for its operations or for distribution to the Members in any money market, checking or savings account at any of JPMorgan Chase, Bank of America, National Association, Citibank, N.A. or any other financial institution approved by the Members.

ARTICLE V.

 ALLOCATIONS
 5.1.            Allocations of Profit and Loss.  The income, gains, losses, deductions and credits of the Company shall be allocated for Capital Account purposes and for federal, state and local income tax purposes among the Members in accordance with this Article 5, in a manner so as to comply with the Code and Regulations.  Except as otherwise provided in this Agreement, the Manager shall have the power and authority to make all accounting, tax and financial determinations and decisions with respect to the Company, provided, further, if a Member objects to any such determination or decision, the same shall be determined by the independent tax counsel employed by the Company under Section 5.6(b).
 5.2.            Section 754 Election.  Upon the request of any Member and with the consent of the Members, the Company shall elect, pursuant to Section 754 of the Code, to adjust the basis of Company property as permitted and provided in Sections 734 and 743 of the Code.  Except to the limited extent otherwise provided in the Regulations promulgated under Section 704(b) of the Code, in the event that the Company makes an election under Section 754 of the Code, the amounts of any adjustments to the basis of the Assets of the Company made pursuant to Section 743 of the Code (relating to transfers of interests in the Company) shall not be reflected in the Capital Accounts of the Members, but the amounts of any adjustments to the basis of the Assets of the Company made pursuant to Section 734 (relating to distributions) of the Code as a result of the distribution of property by the Company to a Member shall be reflected in the Capital Accounts of the Members in the manner provided by the Regulations under Section 704(b) of the Code.
 5.3.            Tax Allocations: Code Section 704(c).  Allocations of items of taxable income, gain, loss and deduction shall be made for tax purposes in accordance with allocations to Capital Accounts set forth above, except as otherwise provided herein.  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution.  In the event that the Book Value of any Asset is subsequently adjusted in accordance with the third sentence of the definition of Book Value, any allocation of income, gain, loss and deduction with respect to such Asset shall thereafter take account of any variation between the adjusted tax basis of the Asset to the Company and its Book Value in the same manner as under Section 704(c) of the Code and any Regulations promulgated thereunder.  Any elections or other decisions relating to such allocations shall be made by the Manager with the consent of the Members in a manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 5.3 are solely for purposes of federal, state and local taxes.
 5.4.            Allocations for Tax and Book Purposes.  Except as otherwise provided herein or required by law, any allocation to a Member for a fiscal year or other period of a portion of the Profit or Loss of the Company shall be determined to be an allocation to that Member of the same proportionate part of each item of income, gain, loss, deduction or credit, as the case may be, as is earned, realized or available by or to the Company.
 5.5.            Certain Accounting Matters.  For purposes of determining the Profit, Loss or any other items allocable to any period, Profit, Loss and any such other items shall be determined on a daily, monthly or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Regulations thereunder.
 5.6.            Special Allocations.
(a)
Qualified Income Offset, Etc.  To the extent the allocation provisions of Section 5.1 would not comply with the Regulations promulgated under Section 704(b) of the Code, there is hereby included in this Agreement such special allocation provisions governing the allocation of Profit and Loss and items thereof as may be necessary to provide herein a so-called "qualified income offset," limit the allocation of losses that would cause a capital account to become negative to an impermissible extent, and ensure that this Agreement complies with all other provisions, including "minimum gain" provisions, relating to the allocation of so-called "nonrecourse deductions" and "Member nonrecourse deductions" and the charge back thereof as are required to comply with the Regulations under Section 704 of the Code.  A Member's "interest in partnership profits" for purposes of determining its share of the nonrecourse liabilities of the Company within the meaning of Regulation Section 1.752-3(a)(3) shall be its Percentage Interest in the Company.

(b)
Interpretation.  In furtherance of the foregoing, the Manager is hereby directed to interpret this Agreement and to resolve any ambiguity in the provisions of this Agreement in a manner that will preserve, protect and further the intention of the Members to cause this Agreement to comply with the aforesaid provisions for federal income tax purposes and, subject to the last sentence hereof, to adjust the Capital Account and allocation provisions and adopt such curative provisions to this Agreement as the Members may deem necessary.  In the event of any dispute, the decision of the independent tax counsel (reasonably approved by the Members) employed by the Company shall be final.

ARTICLE VI.

 DISTRIBUTIONS
 6.1.            Distributions Other Than in Liquidation.
(a)
Distributions of Net Cash Flow and Net Proceeds.  Subject to Section 6.2 (regarding distributions in liquidation) and Sections 3.2, 3.3 and 4.5 (regarding maintenance of appropriate reserves), Net Cash Flow for each fiscal year (or part thereof) and Net Proceeds derived from any transaction that is not a Liquidating Transaction (such amounts, the "Distributable Cash") shall each be distributed not less frequently than monthly with respect to Net Cash Flow and not less than five (5) Business Days after the receipt of Net Proceeds, as follows:

(i)                        first, one hundred percent (100%) to the Members in proportion to their respective Percentage Interests at the time of such distribution, until Investor has received distributions under this clause (i) equal to the 20% Priority Distribution;
(ii)                        second, to Sponsor as a return of (but not on) any Additional Capital Contributions made by Sponsor on account of Manager Overruns pursuant to Section 3.2(d); and
(iii)                        thereafter, (a) fifty percent (50%) to the Members in proportion to their respective Percentage Interests at the time of such distribution, and (b) fifty percent (50%) to Sponsor.
(b)
Landmarks Certificate. Notwithstanding anything to the contrary contained in Section 6.1(a), prior to the Landmarks Certificate being obtained, (but subject to Section 6.2 (regarding distributions in liquidation) and Sections 3.2, 3.3 and 4.5 (regarding maintenance of appropriate reserves)), Distributable Cash shall be distributed not less frequently than monthly with respect to Net Cash Flow and not less than five (5) Business Days after the receipt of Net Proceeds, as follows:

(i)                        first, Fifty-Seven Million Five Hundred Thousand Dollars ($57,500,000) to Investor;
(ii)                        second, Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000) to Sponsor;
(iii)                        third, one hundred percent (100%) to the Members in proportion to their respective Percentage Interests at the time of such distribution, until Investor has received distributions under clause (i) and this clause (iii) equal to the 20% Priority Distribution;
(iv)                        fourth, to Sponsor as a return of (but not on) any Additional Capital Contributions made by Sponsor on account of Manager Overruns pursuant to Section 3.2(d); and
(v)                        thereafter, (a) fifty percent (50%) to the Members in proportion to their respective Percentage Interests at the time of such distribution, and (b) fifty percent (50%) to Sponsor.
(c)	Interpretation and Application.
(1)
No interest or other compensation shall be allowed to any Member by reason of the amount of its Capital Contribution except its share of distributions as set forth above.  All Net Cash Flow and Net Proceeds derived from any transaction that is not a Liquidating Transaction received by the Company, if any, attributable to each calendar quarter of each fiscal year (or portion thereof) and distributable other than in connection with the liquidation of the Company shall be applied and distributed as provided above.  All distributions shall be made to the Members entitled thereto based on the Manager's best estimate of the financial results of the Company through the date of the distribution, but shall be subject to adjustment as between the Members promptly following the availability of the audited financial statements of the Company for the taxable and fiscal year.

(ii)                        The Manager shall make any permitted distributions of Net Cash Flow and Net Proceeds derived from any transaction that is not a Liquidating Transaction under this Section 6.1 within 15 days after the end of each calendar month during any fiscal year (if and to the extent of Distributable Cash and not otherwise) on the basis of estimated Net Cash Flow and Net Proceeds derived from any transaction that is not a Liquidating Transaction for such calendar month (or the applicable portion thereof), after taking into account any remaining discrepancy between actual and estimated Net Cash Flow and Net Proceeds derived from any transaction that is not a Liquidating Transaction for any preceding month.  Subject to Section 6.1(a) and (b), thirty (30) days following final determination of actual Net Cash Flow and Net Proceeds derived from any transaction that is not a Liquidating Transaction for each fiscal year, there shall be a final distribution to the Members to the extent that actual Net Cash Flow and Net Proceeds derived from any transaction that is not a Liquidating Transaction for such fiscal year exceeds interim distributions of estimated Net Cash Flow and Net Proceeds derived from any transaction that is not a Liquidating Transaction, or the Members shall recontribute their respective shares of the excess of any interim distributions of estimated Net Cash Flow and Net Proceeds derived from any transaction that is not a Liquidating Transaction over the actual Net Cash Flow and Net Proceeds derived from any transaction that is not a Liquidating Transaction for such fiscal year.
 6.2.            Distributions in Liquidation.
(a)
General Rule.  Net Proceeds derived from any transaction involving the sale or other disposition of all or substantially all of the Assets (a "Liquidating Transaction"), together with any Net Cash Flow during the period of winding up of the Company, shall be applied and distributed in the following order of priority:

(i)                        first, to the payment of any debts and liabilities of the Company;
(ii)                        second, to the setting-up of reserves (the amount of which shall be subject to the approval of the Members) to provide for any contingent, conditional or unmatured liabilities or obligations of the Company; and
(iii)                        third, as set forth in Section 6.1(a) or (b) as applicable.
(b)
Excess Distributions.  If, at the end of the Company's term and after the final liquidating distribution described in Section 6.2(a), a Member has received Excess Distributions, such Member (to the extent not offset against the amount distributable to such Member pursuant to the final liquidating distribution described in Section 6.2(a)) shall contribute cash to the Company in the amount equal to the Net Excess Distributions (the "Clawback Obligation"), which contributions shall, subject to the Act, be distributed to the Members in proportion to their respective Percentage Interests.  The Manager shall use all reasonable efforts to enforce such Clawback Obligation on behalf of the Company.

(c)
Timing of Payments.  All payments under this Section 6.2 shall be made as soon as reasonably practicable and in any event by the end of the fiscal year in which such liquidation or winding up occurs, or, if later, within ninety (90) days after the date of such liquidation or the date such winding up occurs.

(d)
Self-Help.  Each Member is a third-party beneficiary of the Clawback Obligation.  The provisions of Section 6.2(b) are for the benefit of each of the Members and shall be enforceable by each of them.  If the Manager does not promptly and diligently do so on behalf of the Company, then any one or more Members may, in its or their own names(s), or in the name of the Company, or both, bring one or more actions to enforce the Clawback Obligation.

 6.3.            Distributions in Kind.  Except as may be otherwise required by law, no distribution of property in kind by the Company shall be permitted without the prior written consent of the Members.
 6.4.            No Distributions in Violation of Agreement.  No Member shall be entitled to receive any distribution from the Company that is a direct or indirect violation of the terms of this Agreement.
 6.5.            Withholding.  Notwithstanding any other provision of this Agreement, the Manager is authorized to and will take all actions that it reasonably determines to be necessary or appropriate to cause the Company to comply with any foreign or United States federal, state or local withholding requirement with respect to any allocation, payment or distribution by the Company to any Member or other Person.  Except as otherwise required by law, (i) all taxes or amounts withheld from distributions to any Member will be treated as a distribution to such Member, (ii) all taxes or other amounts withheld from payments to the Company shall be treated as a reduction in the proceeds received by the Company and shall not be treated as a distribution to any Member, and (iii) all refunds of withheld taxes that are received by any Member shall be treated (without duplication) as a distribution to such Member.  The Manager shall use commercially reasonable efforts to determine whether any exemptions, waivers or reductions of any applicable withholding requirement may be available (including as a result of the status of any direct or indirect equity holder in any Member) and to provide sufficient advance notice of such available exemptions, waivers and reductions to allow a Member (or its direct or indirect equity holders) to meet any requirements necessary to obtain such exemption, waiver or reduction.
 6.6.            Restricted Distributions.  Notwithstanding any provision to the contrary contained in this Agreement, the Company, and the Manager on behalf of the Company, shall not make a distribution to any Member on account of such Member's interest in the Company if such distribution would violate the Act or other applicable law.
ARTICLE VII.

 RIGHTS AND OBLIGATIONS OF THE MEMBERS
 7.1.            Limited Liability.  Except to the extent provided in Sections 8.2(c) and 8.6 hereof, no Member shall be personally liable for any of the debts, liabilities, obligations or contracts of the Company, nor shall a Member be required to lend any funds to the Company.  A Member shall only be liable to make payment of such Member's Capital Contributions as and when due hereunder.  If and to the extent a Member's Capital Contributions shall be fully paid, the Member shall not, except as required by the express provisions of Sections 3.2 and 6.2(b) or as required by the express provisions of the Act regarding repayment of sums wrongfully distributed to the Member, be required to make any further contributions to the Company.
 7.2.            Control.  The Manager shall have day-to-day authority to act for the Company.  The Members shall, however, have the Notice, direction and approval rights expressly set forth elsewhere in this Agreement, as well as the direction and approval rights set forth in Section 7.2(a) below.  In connection with any agreement, including the Development Agreement, entered into by the Company or any Subsidiary, on the one hand and any Member or any Affiliated Person as to any Member, on the other hand, the unaffiliated Members shall have the full right, power and authority (but not the obligation) to take any and all actions, in the name of the Company, which the Company is permitted to take pursuant to the terms of this Agreement, in each case without the consent of the affiliated Member unless otherwise provided herein.
(a)
Approval Rights.  In addition to the other direction and approval rights specifically set forth in this Agreement, the following matters by either the Company or a Subsidiary may be proposed by either the Manager or the Members but shall be subject to the prior written approval of the Members in each instance (each a "Major Decision"):

(i)                        the Business Plan, including all quarterly, annual and other updates and modifications thereto, provided to the Members in accordance with Section 8.2(b), including, without limitation, any changes to the scope of the project development;
(ii)                        subject to Permitted Variance, any Budget, including such amendments to any Budget as may be proposed by the Manager from time to time, provided to the Members in accordance with Section 8.2(b);
(iii)                        any sale, transfer or other disposition (other than pursuant to Article 11 and other than sales of individual residential condominium units in accordance with the Business Plan and Budget, any loan documents and the condominium documents), any financing or refinancing, or any payment or other discharge of indebtedness by the Company or any Subsidiary relating to any material portion of any of the Assets, or securitized transactions involving the Property (as well as all terms and documentation relating to such transactions), and any modification of documents evidencing the foregoing;
(iv)                        expenditures in excess of (i) the Permitted Variance with respect to the matters contained in any Budget as updated from time to time, other than on account of Protective Company Overruns or Manager Overruns;
(v)                        entering into or modifying any agreement with a term of greater than two (2) years or with an aggregate value of greater than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) to the extent such agreement is, and the terms thereof are, not (A) expressly provided for in the Business Plan or (B) a design or construction related agreement;
(vi)                        use of Company funds or the funds of any Subsidiary to extend credit or make loans other than in the customary and ordinary course of extending credit to trades in connection with the development of the Property;
(vii)                        any reimbursement by the Company or any Subsidiary pursuant to Section 8.3(b) of out of pocket expenses incurred by the Manager to the extent such expenses are not included in the Business Plan or any Budget;
(viii)                        any request for Additional Capital Contributions other than pursuant to Section 3.2(a)(i);
(ix)                        entering into, modifying, amending, terminating, supplementing, pledging, hypothecating, assigning or exercising or delegating any rights or granting any waivers under any agreement to which the Company or any Subsidiary is a party to acquire additional properties; provided however Investor hereby consents to the acquisition of inclusionary air rights for the Project (as contemplated by the Business Plan and in accordance with the Budget);
(x)                        any material modification to the zoning, use or permitting of the Property other than in accordance with the Business Plan and Budget;
(xi)                        any matters regarding the landmark status of the Property;
(xii)                        converting the Property to a condominium and entering into any condominium documents;
(xiii)                        subject to Section 9.1 hereof, the admission of additional Members to the Company or any Subsidiary; provided however, Investor shall be reasonable in granting its consent to an entity controlled by Atlantic 57, LLC ("Atlantic") being admitted to the Company as a Member (pursuant to a Transfer of Sponsor's membership interests), such that Atlantic will own no more than a 26.32% interest in the Company; provided, that, Investor shall deemed to be reasonable in withholding its consent if (X) the terms of the amendment and restatement of the Agreement to admit Atlantic adversely affect the rights, obligations, or economic return to Investor hereunder; including, without limitation, any effect on (A) Investor's ability to Transfer its interest in the Company pursuant to Section 9.1 hereof, (B) Investor's liquidity rights pursuant to Article 11 hereof, (C) any Major Decision rights of Investor pursuant to Section 7.2 hereof, (D) the right of Investor to remove Manager pursuant to Section 8.10 hereof, (E) the distributions payable to Investor pursuant to Section 6.1 or 6.2 hereof (except that Atlantic shall be treated pari passu with Investor with respect to distributions under Section 6.1(b)), or (F) the right to fund the Anticipated Additional Equity Amount pursuant to Section 3.2(d) hereof, except, in each instance, to a de minimis extent; or (Y) the amendment and restatement of the Agreement, or any other agreement between Sponsor or its Affiliates and Atlantic or its Affiliates with respect to the Property, grants to Atlantic economic terms which are better, other than to a de minimis extent, than the economic terms granted to Investor and its Affiliates, including, without limitation, priority of return of investment, return on investment, sharing of fees payable to Sponsor or its Affiliates, or sharing of the Distributable Cash paid to Sponsor pursuant to Section 6.1(a)(iii)(b) or 6.1(b)(v)(b) hereof.
(xiv)                        any lease or rental agreement; provided that the Members shall not have any approval right over the Manager entering into lease termination agreements on behalf of a Subsidiary unless and until the aggregate amount of payments under all lease termination agreements with respect to the Property exceed $10,000,000; provided further that Manager shall deliver copies of all executed lease termination agreements to the Members promptly after execution thereof;
(xv)                        any delegation by the Manager of its duties or obligations under this Agreement; provided, however, that the Company may enter into the Development Agreement with an affiliate of Manager;
(xvi)                        the selection of the Accountant for the Company or any Subsidiary, other than the pre-approved accountants pursuant to Section 1.4;
(xvii)                        the selection of legal counsel for the Company or any Subsidiary, other than Kasowitz, Benson, Torres & Friedman LLP and Willkie, Farr & Gallagher LLP;
(xviii)                        the selection of condominium sales agents;
(xix)                        the guaranty by the Company, any Subsidiary, any Member, the Manager or any Affiliate of any of the foregoing of the obligations of any third party in connection with the Property;
(xx)                        making any material decisions with respect to environmental matters other than actions necessary to obtain environmental permits or approvals set forth in the Business Plan;
(xxi)                        the commencement of any insolvency proceedings by the Company or any Subsidiary; provided, however, that such commencement shall also be subject to the prior approval of the Manager if the Manager or any Affiliate of Manager will become liable under any loan non-recourse carveout provisions as provided in Section 8.2(c) as a result of any such insolvency filing;
(xxii)                        the commencement, prosecution or settlement of any litigation or arbitration by the Company or any Subsidiary for a sum in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00);
(xxiii)                        the purchase of any interest in the direct or indirect, secured or unsecured, debt of the Company by any Member or any Affiliate of a Member;
(xxiv)                        making any decisions regarding any material tax matters (whether related to reporting, structure, treatment or otherwise);
(xxv)                        the organization or formation of any Subsidiary;
(xxvi)                        use of the Partnership Reserve; and
(xxvii)                        any other action requiring the approval of the Members under this Agreement.
(b)
Manner of Consent.  The requesting Manager or Member shall give to the other Members a Notice requesting any such approval, accompanied by a description in reasonable detail of the matters as to which such approval is requested.  The Members shall communicate by Notice to the Manager their approval or non-approval of any matters described in the Notice requesting such approval within ten (10) Business Days of the date of such Notice.  Any Member not so responding shall be deemed to have given its disapproval of the matters contained in the Notice.

 7.3.            No Dissolution.  Without the consent of all of the Members, no Member shall take any actions, or permit any actions within its control to be taken, that would cause the dissolution of the Company pursuant to the Act.
 7.4.            No Resignation.  No Member shall have the right to resign as a Member of the Company and no Member shall have the right to demand a return of capital.
 7.5.            Development Consultant.  Investor shall have the right to engage, appoint and/or replace (i) one construction consultant to advise Investor and consult with the Manager and Principals, with respect to development-and-construction-related issues that arise in the course of the Company's conduct of business and (ii) one asset manager to advise Investor and consult with the Manager and Principals, with respect to pre-development and post-development related issues, which are distinct from those issues and the role of the construction consultant in clause (i) above.  The cost of such construction consultant and asset manager shall not exceed the market rate for such services at such time, and such cost shall be paid by the Company and included in (or, if appropriate, added to) the applicable Budget(s) then in effect.  Manager, on behalf of itself and its Affiliates, shall, and shall use commercially reasonable efforts to cause any third parties to meet, consult and otherwise cooperate with all such construction consultants and provide such consultants copies of minutes of meetings between Manager and any third party construction managers, developers and general contractors.
ARTICLE VIII.

 RIGHTS AND OBLIGATIONS OF THE MANAGER
 8.1.            Responsibilities of the Manager.  The Manager shall have full responsibility in the management and control of the business and affairs of the Company for the purposes herein stated, shall make all day-to-day decisions affecting the Company's affairs and business, and shall take any and all action that the Company is authorized to take (subject, however, in all cases to the express requirements of this Agreement regarding directions by and required approvals of and Notice to the Members).  The Manager's obligations are subject to the availability of Company funds in sufficient amounts and on a timely basis to discharge its obligations to supervise the operations of the Company.  The Manager shall provide or arrange for such personnel as may be necessary to accomplish the performance of the Company's obligations under the Development Agreement, the ownership, construction, development, entitlement, operation, maintenance and disposition of the Property and the operations and management of the Company in accordance with this Agreement, as limited to the extent such personnel costs are set forth in the Budget.  The Manager shall act at all times in good faith and in such manner as may be required to promote the best interests of the Company and subject to the Major Decisions, the Manager shall, and shall cause the Company to, comply with this Agreement, the Budget, the Business Plan (subject to the Permitted Variance) and all other agreements to which the Company and its Subsidiaries are a party.
 8.2.            Management.
(a)
In General.  The Manager shall supervise the operations of the Company, including, without limitation, the construction, development, entitlement, operation, maintenance and disposition of the Property.  The Manager shall provide sufficient professional resources for the supervision of the construction, development, entitlement, operation, maintenance and disposition of the Property, as limited to the extent such resources costs are set forth in the Budget.

(b)
Business Plans and Budgets.  Attached hereto as Exhibit A is the business plan for the Company which has been approved by the Members (as so approved, and to the extent revised or updated from time to time with the approval of the Members in accordance with Section 7.2(a), the "Business Plan") and includes a consolidated pre-development, development, capital expenditure and/or operating budget for Company income and expense which has been approved by the Members (as so approved, and to the extent revised or updated from time to time with the approval of Investor in accordance with Section 7.2(a), each, a "Budget", and collectively, the "Budgets").

The Manager will prepare and submit (i) proposed updates and revisions to the Business Plan and Budgets that are then in effect to the Members for their approval pursuant to Section 7.2(a) within thirty (30) days after the end of each fiscal quarter of the Company if necessary and (ii) a proposed new Business Plan and Budget within sixty (60) days of the end of each fiscal year or at such other times if necessary.  Such proposed updates and revisions are subject to approval pursuant to Section 7.2(a), and to the extent so approved, shall constitute a part of the Business Plan and/or the applicable Budget(s) for the Company.  Until the Members have approved a revised and updated Business Plan or Budget, as the case may be, pursuant to Section 7.2(a), the Company will be operated in accordance with the most recently approved Business Plan and/or Budget for the Company, subject to the Permitted Variance.
(c)
Leverage and Loan Guarantees.  The acquisition and development of the Property may be partially financed by third-party lenders pursuant to terms approved by Investor as set forth in Section 7.2(a), and any borrowing by the Company or any of its Subsidiaries will be non-recourse to the Company or its Subsidiaries and any Member unless specifically consented to in writing by Investor.  Notwithstanding the foregoing, the Manager and Principals will be personally liable for providing any necessary guarantees, indemnities, or credit enhancements, including, without limitation, any completion, non-recourse, limited or springing recourse guarantees and environmental indemnities (collectively, "Credit Enhancements") as any mortgage or mezzanine lender may customarily require with respect to the Property.  Neither Manager nor any of the Principals or their respective Affiliates shall be entitled to any fee or other compensation in consideration of their issuance of such Credit Enhancements.  To the extent any payments made by Manager, the Principals or their respective Affiliates under any such Credit Enhancements are determined by a court of competent jurisdiction located in the Venue to be attributable to affirmative acts of Investor or its Affiliates, then Investor shall reimburse Manager, the Principals or their respective Affiliates, as the case may be, the amounts so paid to the extent the same are attributable to such affirmative acts and Investor Principal by execution of this Agreement hereby guarantees to the Company, Sponsor and Principals the obligations of Investor set forth in this sentence. Furthermore, to the extent any payments made by Manager, the Principals or their respective Affiliates under any customary "bad boy" guaranty or environmental indemnity are determined by a court of competent jurisdiction located in the Venue to be attributable to actions expressly approved by Investor in writing pursuant to the terms of this Agreement, and Manager advised Investor in writing in advance of obtaining Investor's consent that the same would be reasonably likely to trigger recourse liability, then Investor shall reimburse Manager, the Principals or their respective Affiliates, as the case may be, the amounts so paid to the extent the same are attributable to such actions so approved. Except as set forth herein, under no circumstances shall any secured or unsecured loans with respect to the Property, any Assets, or otherwise, require Investor or any of its Affiliates to give any guaranty or other credit enhancement.  Indebtedness (whether secured or unsecured, and whether in the form of mortgage debt, mezzanine debt, preferred equity or other financing) shall be prohibited without the prior written consent of Investor in each instance.

 8.3.            Other Business; Reimbursement.
(a)
The Members and any Affiliated Person of any Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others, including, but not limited to, serving as general partner of partnerships and participating in competitive real estate businesses in all of their phases.  Neither the Company nor the other Members shall have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

(b)
The Company (or applicable Subsidiary) will from time to time reimburse the Manager for its reasonable out-of-pocket expenditures incurred in connection with the performance of its duties hereunder, including all third-party asset-specific and administrative costs such as legal, accounting, appraisal, environmental and structural review, and including in-house legal expense at actual cost.  All reimbursement of expenses pursuant to this Section 8.3(b) will be subject to inclusion in and approval of such item in a Budget and, subject to Section 8.8, will not include any expenses representing payroll (except actual in-house legal costs) or overhead costs of the Manager or of any Affiliate of the Manager.  Expenses not included in the Business Plan or any Budget are subject to the approval of the Members as provided in Section 7.2(a) of this Agreement.

 8.4.            Authority of the Manager.
(a)
Subject to the express provisions of this Agreement, the Manager shall have the authority to execute on behalf of the Company such agreements, contracts, instruments and other documents as it shall from time to time approve, such approval to be conclusively evidenced by its execution and delivery of any of the foregoing, including, without limitation: (a) all such agreements, instruments, certificates or other documents as shall be necessary or appropriate in connection with the maintenance of the Property; (b) checks, drafts, notes and other negotiable instruments; (c) deeds of trust and assignments of rights; (d) contracts for the sale of Assets, deeds, leases, assignments and bills of sale; and (e) loan agreements, mortgages, security agreements, pledge agreements, interest rate swap or rate cap contracts, and financing statements.  The signature of the Manager on all such instruments, agreements, contracts, leases, conveyances or documents, and (subject to the provisions of Section 4.6(a)), upon any checks, drafts, notes and other negotiable instruments, shall be sufficient to bind the Company in respect thereof and conclusively evidence the authority of the Manager with respect thereto, and no third person need look to the application of funds or authority to act or require joinder or consent of any other party.

(b)	Any Person dealing with the Company or the Manager may rely on a certificate signed by the Manager:
(i)                        as to who are the Manager or Members hereunder;
(ii)                        as to the existence or nonexistence of any fact or facts which constitute conditions precedent to acts by the Manager or are in any other manner germane to the affairs of the Company;
(iii)                        as to who is authorized to execute and deliver any instrument or document on behalf of the Company;
(iv)                        as to the authenticity of any copy of this Agreement and amendments hereto; or
(v)                        as to any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.
(c)
Any Person relying upon this Section 8.4 shall be informed of the provisions of Section 4.6 and Section 7.2(a) of this Agreement, which contain limits on the authority of the Manager to bind the Company or to do, or cause to be done, certain acts; provided that the foregoing shall not be deemed to constitute a waiver or modification of any other provisions of this Agreement which contain limits on the authority of the Manager to bind the Company or to do, or cause to be done, certain acts, and Manager acknowledges and agrees that it shall be obligated to comply with all such provisions whether in connection with the performance of its rights and duties under this Section 8.4, or otherwise.

 8.5.            Waiver of Fiduciary Duties.  Except as otherwise expressly provided in this Agreement, none of the Members shall have any duties or liabilities to the Company or any other Member (including any fiduciary duties), whether or not such duties or liabilities otherwise arise or exist in law or in equity, and each Member hereby expressly waives any such duties or liabilities; provided, however, that this Section 8.5 shall not eliminate or limit the liability of such parties (i) for acts or omissions that involve fraud, intentional misconduct or a knowing and culpable violation of law, or (ii) for any transaction not permitted or authorized under or pursuant to this Agreement from which such party derived a personal benefit unless all of the Members have approved in writing such transaction; provided further, however, that the duty of care of each of such parties is to not commit fraud, intentional misconduct or a knowing and culpable violation of law.
 8.6.            Liability of the Manager.
(a)
Liability to Third Parties.  Except for Sponsor pursuant to Sections 8.2(c) and Principals pursuant to the terms of the Limited Joinder annexed hereto and the applicable Sections of this Agreement referenced therein, neither Sponsor nor its Affiliated Persons shall be personally liable for any of the debts, liabilities, obligations or contracts of the Company, nor shall Sponsor or its Affiliated Persons be required to lend any funds to the Company.  Sponsor shall only be liable to make payment of Sponsor's Capital Contributions and contributions on account of Manager Overruns as and when due hereunder.  If and to the extent Sponsor's Capital Contributions and contributions on account of Manager Overruns shall be fully paid, Sponsor and its Affiliated Persons shall not, except as required by the express provisions of written agreements among the Members or their Affiliated Persons including this Agreement that are binding on the party against whom enforcement of any such agreement is sought, or as required by the express provisions of applicable law including the Act regarding repayment of sums wrongfully distributed to Sponsor or its Affiliated Persons, be required to make any further contributions to the Company.

(b)
Liability to the Company and Other Members.  Except to the extent otherwise required by the express provisions of applicable law including the Act or as required by the express provisions of written agreements among the Members or their Affiliated Persons including this Agreement that are binding on the party against whom enforcement of any such agreement is sought, the Manager and its Affiliated Persons shall have no liability to the Company or to any other Member for any loss suffered by the Company which arises out of any action or inaction of the Manager or its Affiliated Persons, if (i) the Manager or its Affiliated Person reasonably determined in good faith, that such conduct was in the best interest of the Company, (ii) such course of conduct did not constitute fraud, criminal acts, gross negligence or willful misconduct of such Person, (iii) such course of conduct did not constitute a material breach of any provision or representation and warranty contained in this Agreement or any other agreement of the Manager or any Manager's Affiliated Person with the Company or a Subsidiary.

 8.7.            Indemnification.
(a)
To the fullest extent permitted by applicable law, the Manager and any Manager's Affiliated Person is hereby indemnified by the Company for any loss, damage or claim by reason of any act or omission performed or omitted by it on behalf of the Company and in good faith and in a manner reasonably believed to be within the scope of the authority conferred on it by this Agreement, except that, without limitation, the Manager and the Manager's Affiliated Person shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by it by reason of the Manager's or an Affiliate of the Manager's gross negligence, criminal acts, willful misconduct, or in respect of any loss, damage or claim resulting from a material breach by the Manager or an Affiliate of the Manager of any provision or representation and warranty contained in this Agreement or any other agreement of the Manager or an Affiliate of the Manager with the Company or a Subsidiary, fraud, or the bankruptcy or insolvency of the Manager or any of its Affiliates which is a Member; provided, however, that any indemnity under this Section 8.7 shall be provided out of and to the extent of Assets only, and no Member shall have personal liability on account thereof.

(b)
To the fullest extent permitted by applicable law, the Company, Investor and its Affiliated Persons are hereby indemnified by Sponsor, and, to the extent provided in the Limited Joinder annexed hereto, Principals, to  the extent applicable on a joint and several basis, for any loss, damage or claim incurred by such Persons by reason of (i) any action (or inaction) or conduct by Principals, Sponsor or any of their respective Affiliated Persons in connection with the acquisition of the Property which occurred on or prior to the Closing Date (ii) the gross negligence, criminal acts, willful misconduct or fraud by Principals, Sponsor or any of their respective Affiliated Persons, and/or (iii) in respect of any loss, damage or claim resulting from a material breach by Sponsor or any of its Affiliated Persons of any provision or representation and warranty contained in this Agreement or any other agreement of the Company or its Subsidiaries with respect to any act or omission performed or omitted by such Person unless such Person cures such material breach within thirty (30) days of receiving written notice of such material breach from a Member.

(c)
To the fullest extent permitted by applicable law, Sponsor and its Affiliated Persons are hereby indemnified by Investor for any loss, damage or claim incurred by such Persons by reason of (i) the gross negligence, criminal acts, willful misconduct or fraud by Investor or any of its Affiliated Persons, and/or (ii) in respect of any loss, damage or claim resulting from a material breach by Investor or any of its Affiliated Persons of any provision or representation and warranty contained in this Agreement or any other agreement involving the Company or its Subsidiaries with respect to any act or performed by such Person unless such Person cures such material breach within thirty (30) days of receiving written notice of such material breach from a Member.

The provisions of Sections 8.7(b) and 8.7(c) are for the benefit of each of the Members and the Company, as applicable, and shall be enforceable by each of the foregoing.
 8.8.            Fees.  Any fees payable by the Company or any Subsidiary to the Manager or any of its Affiliates for management and development or pursuant to a management agreement, if any, will be agreed upon in advance by the Manager and the Members in accordance with the Budget, and will be invoiced monthly (as so approved, the "Fees").  The Fees payable under the Development Agreement (as set forth on Exhibit B) are hereby agreed upon.  In no event shall the Fees exceed the amount of such fees approved by any lender to the Company or any Subsidiary.
 8.9.            Member Disagreement.  In the event that there is a disagreement between Sponsor, on the one hand, and Investor, on the other hand, with respect to a Major Decision, then either Sponsor or Investor shall have the right to deliver a notice to the other (the "Deadlock Notice") stating that a disagreement exists. Principals and Investor Representative and their advisors shall hold a meeting or series of meetings, either telephonically or at the Company's principal place of business, to attempt, in good faith, to resolve such disagreement.  If the parties are unable to resolve the dispute regarding a Major Decision within thirty (30) days following delivery of a Deadlock Notice, a "Major Decision Dispute" will be deemed to exist and either Member may proceed under the provisions set forth in Section 11.1.
 8.10.            Removal of the Manager.  In the event that the Member not Affiliated with the Manager (the "Removing Member") believes that an occurrence of "Cause" as defined in Section 8.10(c) has taken place, Removing Member shall deliver written notice thereof to Manager, together with reasonable backup documentation specifying the nature of the Cause (the "Cause Notice").  Manager shall have a period of time (not to exceed thirty (30) days unless expressly set forth otherwise herein) after receipt of the Cause Notice, to cure the alleged cause.  In the event Manager fails to cure such cause, Manger may, after expiration of the cure period set forth above, on written notice delivered to Removing Member within ten (10) days after the end of such cure period, submit such dispute to arbitration, in which event such dispute shall be finally resolved by binding expedited arbitration, conducted in New York, New York, by three (3) arbitrators applying Delaware law, and shall otherwise be conducted in accordance with the National Rules of the American Arbitration Association governing real estate disputes; provided that only the Cause events set forth in clauses (i) (unless the alleged fraud was theft from the Company or its Subsidiaries or the Manager or its principals have been charged or indicted for a criminal act), (ii) and (iii) in Section 8.10(c) hereof are subject to the foregoing arbitration.  In agreeing to arbitrate any such dispute, Manager and Removing Member agree, recognize and understand that they are mutually waiving their right to a jury trial and that their decision to do so is voluntary and with full knowledge of all pre-existing and future rights and entitlements as may otherwise be provided by law.  In any such arbitration, Manager and Removing Member agree that the costs and fees of the arbitrators shall be paid by the non-prevailing party within ten (10) days after such determination.  If a Cause has been finally determined to have occurred then Removing Member shall be entitled to proceed as provided in Section 8.10(a) below.  Notwithstanding anything to the contrary contained herein, if Removing Member delivers a Cause Notice in bad faith, as determined by binding arbitration as set forth above, then Removing Member shall no longer have the right to deliver a subsequent Cause Notice.
(a)	Right to Remove. Upon the occurrence of cause (defined below):
(i)                        Removing Member shall have the right to appoint, and cause the admission to the Company of, a new Manager and to determine such new Manager's economic interest (if any) in the Company; provided, however, that (i) such new Manager shall have the appropriate knowledge and experience necessary for the management, development and construction with respect to the Property and (ii) the fees and distributions to such new Manager shall not be in excess of the fees and distributions provided to a manager of a construction and development project similar to the construction and development project with respect to the Property at such time.
(ii)                        Removing Member shall have the further right after admission of a new Manager pursuant to clause (i), to cause the removal of the Manager and the termination of any agreement under which any Fees are paid or any property or asset management agreements, servicing agreements, construction management agreements, development agreements and other services agreements between the Company or any Subsidiary and the removed Manager or any of its Affiliates, in each case without any termination fee or penalty.
(iii)                        Removing Member shall exercise the rights set forth in this Section 8.10(a) by giving Notice thereof (a "Termination Notice") to the Manager.  Any removal of the Manager pursuant to this Section 8.10(a) shall be effective as of the date (the "Removal Date") which is 5 days after the date of the Termination Notice or, if later, the date on which all third-party consents (if any) required for such removal (and which have been documented in written agreements that have been expressly approved by Removing Member in writing) are obtained and the new Manager has been admitted to the Company.  Nothing in this Section 8.10(a)(iii) shall require the consent of the non-Removing Member or any Affiliate thereof.
(iv)                        Upon the appointment of a successor Manager and the removal of the Manager, as provided in this Section 8.10(a), this Agreement shall be amended to the extent necessary to reflect such appointment and removal, and a Certificate of Amendment to the Certificate shall be filed in accordance with the Act.  The Manager and the other Members agree to execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent of this Section 8.10(a), including without limitation effectuating the admission to the Company of any new Manager appointed by Removing Member hereunder, but the failure to do so shall not influence the effectiveness of the removal.
(v)                        The Removing Member shall use commercially reasonable efforts to cause the principals of the removed Manager to be prospectively released from any Guaranty under any loan as of the date of such foreclosure; provided that in the event that Removing Member is unsuccessful in obtaining such release, the principals affiliated with Removing Member shall fully indemnify, defend and hold harmless the principals affiliated with removed Manager for any liability under the guaranties attributable to claims arising on or after the Removal Date.
(b)
Unpaid Fees.  In the event that the Manager is removed by the Members pursuant to Section 8.10(a), any accrued but unpaid Fees with respect to any period prior to the Removal Date shall be paid in accordance with this Agreement.  Except as provided in the preceding sentence, none of a removed Manager nor any of its Affiliates shall be entitled to any Fees that would otherwise arise or accrue subsequent to the Removal Date.

(c)
"Cause".  For purposes of this Section 8.10, the term "Cause" shall mean (i) that the Manager or any of its Affiliates has committed fraud or a criminal act with respect to the Property, (ii) the Manager or any of its Affiliates has committed an act in violation of law or willful misconduct or has been grossly negligent with respect to the Property, (iii) Manager or any of its Affiliates has materially breached its obligations under this Agreement, or materially breached its obligations under any other agreement with the Company or a Subsidiary, and such breach has caused material damage to the Company or Investor, (iv) the Manager has withdrawn as the Manager of the Company, (v) the Manager or any of its Affiliates has resigned or has been terminated pursuant to the Development Agreement, any property or asset management agreement, construction management agreement, or other services agreement between it and the Company or a Subsidiary, unless replaced by a Person satisfactory to the Members not Affiliated with the Manager, (vi) the bankruptcy or insolvency of the Manager or any of its Affiliates which is a Member, or (vii) the failure of the Manager or any of its Affiliates which is a Member to make any contributions on account of Manager Overruns following a 45-day period during which the Manager or such Member shall have a right to cure such failure in accordance with Sections 3.2 and 3.3.

(d)
Consequences of Removal of Manager.  With respect to the removed Manager from and after the Removal Date, the removed Manager shall have no right to act on behalf of or for the Company and shall have the status only of a Member (to the extent the removed Manager is also a Member) but without any approval over the Major Decisions except the right to (i) take all actions set forth in the second sentence of the introductory paragraph of Section 7.2 with respect to Affiliate agreements and (ii) approve those Major Decisions set forth in Section 7.2(a)(vii), (xiii), (xix) and (xxi).

Upon removal of the Manager for cause, from and after the Removal Date, Section 6.1(a)(iii) or 6.1(b)(v), as applicable, shall be deemed amended as follows:
"one hundred percent (100%) to the Members in proportion to their respective Percentage Interests at the time of such distribution."
Upon the occurrence of the foregoing, appropriate adjustments will be made to the allocation, distribution, Capital Account, and other provisions of this Agreement to give effect to the revision to Section 6.1(a) or (b) described above.  Subject to the foregoing, from and after the Removal Date, Section 6.1 shall be applied as amended above for purposes of the definition of Target Capital Account (relating to allocations of Profit under Section 5.1).  In addition, the definition of Target Carried Interest shall be deemed revised in a manner consistent with the foregoing modified distribution provisions.
 8.11.            No Dissolution.  Without the consent of all of the Members, the Manager shall not take any actions, or permit any actions within its control to be taken, that would cause the dissolution of the Company pursuant to the Act.
 8.12.            No Resignation.  The Manager shall not have the right to resign as either the Manager or a Member of the Company.
ARTICLE IX.

 TRANSFERS OF INTERESTS
 9.1.            General Limitations.
(a)
Transfers Restricted.  The Members shall not make, suffer, or permit (i) any Transfer, encumbrance or lien upon such Member's interest in the Company, (ii) any Transfer, encumbrance or lien upon the direct or indirect shares of stock, membership interest, partnership interest or other equity interest in the Members, or (iii) any involuntary Transfer of any such direct or indirect shares or interests by reason of merger, death or divorce of, or any other event affecting, a constituent Person of a Member, without, in each instance, obtaining the prior written approval of the Members, which approval may be withheld in such Member's absolute discretion.

(b)	Permitted Transfers. Notwithstanding the foregoing provisions of Section 9.1(a):
(i)                        Principals and the other permitted direct and indirect shareholders, members and limited partners of Sponsor may Transfer their respective direct and indirect interests in Sponsor without obtaining the prior approval of Investor for the purposes of (A) their personal estate planning to the spouse or descendants of the transferor or to one or more trusts for the primary benefit of one or more of the transferor, the spouse of the transferor, and the descendants of the transferor by will or under the laws of descent and distribution and (B) Transfers to employees of Property Markets Group, Inc. and JDS Development Group pursuant to employee incentive arrangements with no voting or control rights; provided that under this clause (B) Principals shall not transfer more than twenty-five percent (25%) of the direct and indirect legal and beneficial interests, held by Principals as of the date hereof, in Sponsor; and provided further that neither Principal nor any of such other shareholders, members or limited partners of Sponsor may Transfer such direct or indirect interests for any purpose to the sibling(s) of the transferor or the descendents of such sibling(s).
(ii)                        Investor Principal and any other owner of direct or indirect interests in Investor (other than holders of publicly traded shares in Investor Principal whose transfer rights are contained in Section 9.1(b)(iii)) may Transfer their respective membership interests in Investor to any Qualified Investor; provided that (1) Investor Principal shall at all times retain unilateral control (as defined in the definition of "Affiliate") of Investor and at least fifty-one percent (51%) of the direct membership interests in Investor and (2) no Transfer of the direct membership interests in Investor may be made to a Person who is a Competitor.
(iii)                        Investor Representative and any other owner of publicly traded shares in Investor Principal may Transfer their respective shares in Investor Principal; provided that, (1) Investor Representative or his Immediate Family shall at all times own no less than twenty percent (20%) of shares of Investor Principal, (2) Investor Representative shall at all times be the chairman of the board of directors of Investor Principal.
(iv)                        Sponsor may Transfer a portion of its Interest to Atlantic pursuant to Section 7.2(a)(xiii).
 9.2.            Obligations and Rights of Transferees and Assignees.  Any Person who acquires in any manner whatsoever the Company interest (or any part thereof) of any Member of the Company, irrespective of whether such Person has accepted and assumed in writing the terms and provisions of this Agreement, shall be deemed, by acceptance of the benefit of the acquisition thereof, to have agreed to be subject to and bound by all of the obligations of this Agreement, with the same force and effect as any predecessor in interest in the Company, shall have only such rights as are provided in this Agreement, and, without limiting the generality of the foregoing, shall not have the value of such Person's interest separately ascertained or receive the value of such interest, or, in lieu thereof, profits attributable to any right in the Company, except as set forth in this Agreement.
 9.3.            Non-Recognition of Certain Transfers.  Notwithstanding any other provision of this Agreement, any Transfer, sale, alienation, assignment, encumbrance or other disposition in contravention of any of the provisions of this Agreement shall be void and ineffective, and shall not bind, or be recognized by, the Company.
 9.4.            Required Amendments; Continuation.  If and to the extent any Transfer of an interest in the Company is permitted hereunder, this Agreement shall be amended to reflect the admission to the Company of the transferee Member and, if such Transfer is a Transfer of all of the transferor Member's interest in the Company, the elimination of the transferor Member.  Any Person who shall become an additional or substituted Manager of the Company in accordance with this Agreement is hereby expressly authorized and directed to continue the business of the Company, subject to the terms and conditions of this Agreement.
 9.5.            Withdrawal.  Except upon Transfer of a Member's entire interest in the Company and the admission of the transferee as a substituted Member in compliance with the terms of this Agreement, no Member shall have the right to withdraw from the Company except with the approval of all of the Members.
 9.6.            Compliance with Securities Laws.  Any provision of this Agreement to the contrary notwithstanding, no Transfer, sale, assignment or other disposition of any Company interest in the Company may be made except in compliance with the then applicable federal and state securities laws.
 9.7.            Continuing Liability of Transferor.  Notwithstanding anything in this Article 9 to the contrary, unless a transferee or assignee is admitted as a substitute Member, the transferor shall not be relieved or released of any liability hereunder.
 9.8.            Lender Consent.  Notwithstanding anything to the contrary contained in this Article 9 to the contrary, in no event shall any Member consummate a Transfer that is prohibited pursuant to the terms of any loan documents of the Company or any Subsidiary, without the lender's approval thereof or the pay-off of the loan requiring consent prior to or simultaneously with the Transfer.
ARTICLE X.

 TERMINATION
 10.1.            Events of Dissolution.
(a)	The Company shall be dissolved and its affairs wound up upon a decision of all the Members to dissolve the Company.
(b)	The Company shall be dissolved if all or substantially all of the Property is sold.
(c)
The death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member shall not cause, or give rise to any right of less than all of the remaining Members to cause, the dissolution of the Company.

(d)            Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the Assets shall have been distributed as provided herein and a certificate of cancellation shall have been filed with the Secretary of State of the State of Delaware.
 10.2.            Application of Property.  In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the Property an orderly manner), and the Assets shall be applied and distributed in the manner and in the order of priority set forth in Section 6.2.
ARTICLE XI.

 LIQUIDITY EVENTS
 11.1.            Buy/Sell.
(a)
If a Major Decision Dispute occurs at any time after to the date that is twelve (12) months following the Substantial Completion Date (such period, the "Lockout Date"), then each Member (in either case, the "Offeror"), may make an offer in writing to the other Member (the other Member, the "Offeree"), which shall state an amount (the "Buy-Sell Value") determined in the sole and absolute discretion of the Offeror that the Offeror believes is the value of the Assets.  An offer made pursuant to this Section 11.1 shall constitute an irrevocable offer by the Offeror to the Offeree either (I) to sell all, but not less than all, of the Offeror's interest in the Company to the Offeree or (II) to purchase all, but not less than all, of the Offeree's interest in the Company.  The Offeree shall have thirty (30) days after receipt of an offer made pursuant to this Section 11.1(a) to elect either (x) to sell its interest in the Company to the Offeror for a price equal to the amount the Offeree would have received if the Company caused all of the Assets to be sold to a third party for the Buy-Sell Value on the Buy-Sell Closing Date and distributed the resulting Net Proceeds (and any other funds then held by the Company and the Subsidiaries) pursuant to Section 6.2, assuming that no reserves are established pursuant to Section 6.2(a)(ii), or (y) to buy the Offeror's interest in the Company at a price equal to the amount the Offeror would have received if the Company caused all of the Assets to be sold to a third party for the Buy-Sell Value on the Buy-Sell Closing Date and distributed the resulting Net Proceeds (and any other funds then held by the Company and the Subsidiaries) pursuant to Section 6.2, assuming that no reserves are established pursuant to Section 6.2(a)(ii).  If the Offeree fails to make such an election within thirty (30) days after receipt of an offer under this Section 11.1(a), the Offeree shall be deemed to have elected to sell its interest in the Company.  The sale of a Member's interest in the Company pursuant to this Section 11.1(a) shall proceed in accordance with Section 11.1(b).  The Manager shall disclose to the Members, within 15 days of the offer made pursuant to this Section 11.1(a), all information concerning the Property and any other Assets that the Members requests, and the failure of the Manager to make such disclosure shall be deemed a material breach by the Manager of its obligations under this Agreement.

(b)
Upon the determination of which Member is to be the purchaser, the purchasing Member shall, within 15 Business Days, pay a cash deposit equal to ten percent (10%) of the aggregate purchase price of the selling Member's interests (the "Buy-Sell Deposit").  The Buy-Sell Deposit shall be placed in an interest-bearing account at a bank mutually acceptable to the Members and any interest thereon shall be added to, and constitute a portion of, the Buy-Sell Deposit for purposes of this Section.  The closing pursuant to this Section 11.1 shall occur on the 120th day after receipt of the offer made by the Offeror pursuant to Section 11.1(a), or at such earlier date as the purchasing Members may specify on 10 Business Days prior written notice (the "Buy-Sell Closing Date"); provided, however, that each of the following (unless and except to the extent waived by all of the purchasing Member) shall be a condition of the purchasing Member's obligations to proceed with any such purchase: (i) that the Company shall have continued to be operated in accordance with this Agreement and all other applicable agreements in all material respects through the Buy-Sell Closing Date, (ii) that the purchasing Members shall have obtained all third-party consents required in connection with such sale and (iii) that there shall be no suit, action or proceeding pending on the Buy-Sell Closing Date before or by any court or governmental body seeking to restrain or prohibit, or seeking material damages or other relief in connection with, the sale.

(c)
The selling Member shall transfer all of its interests in the Company to the purchasing Member by instrument of assignment or bill of sale and such other instruments as shall be reasonably requested by the purchasing Member.  The interests in the Company of the selling Member shall be purchased and the purchase price shall be paid at a closing to be held at the principal business office of the Company.  At the closing, the interests in the Company of the selling Member shall be duly conveyed, free of all liens and encumbrances, and the purchase price shall be paid by wire transfer of immediately available federal funds.  At the election of the purchasing Member, the interests to be purchased may be acquired in the name of a nominee (whether or not such nominee is an Affiliated Person of the purchasing Member); provided, that (x) the purchasing Member shall have designated such nominee by written notice given to the selling Member at least 5 Business Days prior to the date of purchase, and (y) unless the selling Member shall otherwise elect, both such nominee and the purchasing Member shall be required to join in any indemnities required to be given pursuant to this paragraph.  In connection with any sale pursuant to this Section 11.1, (i) the selling Members shall receive a release, solely with respect to matters that arise after the consummation of such sale, from the lender(s) under all guaranties which have been approved by the purchasing Member and given by the selling Member or any of its Affiliates (the "Selling Member Guarantors") in connection with any third party indebtedness of the Company or any Subsidiary which has been approved by the purchasing Member, or, in the alternative, (ii) an Affiliate of the purchasing Member which is reasonably acceptable to the seller Member shall indemnify, protect, defend and hold harmless the Selling Member Guarantors solely with respect to matters that arise after the consummation of such sale, under all guaranties which have been approved by the purchasing Member and given by the Selling Member Guarantors in connection with any third party indebtedness of the Company or any Subsidiary which has been approved by the purchasing Member.

(d)
In the event of the failure of the selling Member to proceed with the sale of their interests in the Company at the closing as provided in this Section 11.1, the same shall constitute a default under this Agreement and the purchasing Member shall be entitled at its election, by written notice given to the selling Member within thirty (30) days after the date of such failure, either (i) to receive from the selling Member as liquidated damages and as its exclusive remedy an amount equal to the Buy-Sell Deposit, or (ii) to pursue any and all other remedies available under this Agreement or at law or equity, including specific performance; provided, that if the purchasing Member fails to give notice of such election as herein provided, the purchasing Member shall be deemed to have elected the remedy set forth in the preceding clause (i) of this sentence.  In the event of the failure of the purchasing Member (or its nominee) to proceed with the purchase of the interests of the selling Member at the closing as provided in this Section 11.1, the selling Member may elect, by written notice given to the purchasing Member within thirty (30) days after the date of such failure, to cause the purchasing Member to sell all of its interests in the Company to the selling Member (or its nominee) at a purchase price which is the amount that the purchasing Member would have received if the Company caused all of the Assets to be sold to a third party for the Buy-Sell Value on the Buy-Sell Closing Date and distributed the resulting Net Proceeds (and any other funds then held by the Company and the Subsidiaries) pursuant to Section 6.2, assuming that no reserves are established pursuant to Section 6.2(a)(ii).  If the selling Member elects within the aforesaid thirty (30) day period to cause the purchasing Member to sell all of its interests in the Company, the closing of such sale shall occur on the forty-fifth (45th) day after such election has been given, or at such earlier date as the electing Member may specify on 10 days prior written notice; provided, however, that it shall be a condition of the obligation to proceed, in the case of the other Member as buyer, that the conditions set forth in clauses (i), (ii) and (iii) in Section 11.1(b) above are satisfied and, in the case of the former purchasing Member as seller, that the conditions set forth in clauses (i) and (ii) in Section 11.1(c) above are satisfied.

 11.2.            Forced Sale.
(a)
From and after the Lockout Date, Investor may send Notice to the Sponsor (a "Forced Sale Notice") requiring the sale of the Property to a third party in accordance with this Section 11.2.  The Forced Sale Notice shall contain the material economic terms of Investor's proposed sale (the "Terms").  Investor shall have the right on behalf of the Company and the applicable Subsidiaries to engage the services of an independent institutional real estate brokerage firm with at least 5 years of experience in the commercial real estate market in the general New York City area to determine the offer price for the purchase of the Property prior to marketing the Property for sale and to solicit offers from third parties unaffiliated with any Member or such brokerage firm to purchase the Property in accordance with this Section 11.2.

(b)
Subject to the provisions of this Section 11.2(b), in the event Investor gives the Sponsor a Forced Sale Notice, the Sponsor shall have, for a period of sixty (60) days from the date of such Forced Sale Notice, a right of first offer to offer to purchase Investor's interests in the Company subject to the Terms.  If Sponsor desires to purchase the Property on the Terms pursuant to this Section 11.2(b), Sponsor shall provide Notice thereof to Investor (a "ROFO Offer Notice") within the aforementioned sixty (60) day period.  If Sponsor does not give a ROFO Offer Notice, (i) Investor may proceed with the sale of the Property to a third party pursuant to Section 11.2(a) at a price greater than or equal to ninety-five percent (95.0%) of the price set forth in the Terms and the other material economic terms of such sale shall be not materially worse to the Company than the Terms and (ii) such sale of the Property by Investor to a third party pursuant to Section 11.2(a) must be completed within a period of one hundred eighty (180) days after the date of the Forced Sale Notice.  If Sponsor delivers a ROFO Offer Notice, then, Sponsor shall purchase Investor's interest in the Company as if Sponsor were purchasing Investor's interest in the Company pursuant to Section 11.1 (with ((a) Sponsor being the purchasing Member, (b) Investor being the seller Member, (c) the purchase price set forth in the Terms being the Buy-Sell Value and (d) a default by Sponsor in purchasing Investor's interest in the Company entitling Investor to (x) retain the ten percent (10%) deposit posted by Sponsor and (y) sell the Property to any third party without complying with the provisions of this Section 11.2.

(c)
The Manager shall provide (i) all reasonably necessary documentation and information about the Property to any brokerage firm selected in accordance with Section 11.2(a) and (ii) prospective purchasers with information about Property and access to the Property and to the relevant books and records of the Company or applicable Subsidiaries in confidence in accordance with customary industry practice.

(d)
The sale procedures, time period for marketing the Property and the substantive terms of the purchase agreements (including, without limitation, any post-closing liability to be borne by any Subsidiary, the Company or any Member) in connection with the sale of the Property to a third party pursuant to this Section 11.2(a) shall be provided to all the Members and subject to the approval of the Members, which approval shall not be unreasonably withheld.  The Company shall make customary representations and warranties with respect to the Property in such purchase agreements.

(e)
Investor shall have the right to cause the Company or Subsidiary to execute, acknowledge and deliver such conveyance and other documents as shall be required to effectuate the sale in accordance with any sale of the Property pursuant to Section 11.2(a).

(f)	Except to the extent provided in Section 11.2(b), no Member or any Affiliate thereof may purchase the Property under a sale conducted in accordance with this Section 11.2.
 11.3.            Notice of Buy-Sell and Forced Sale Transactions.  Once a valid Notice is given under Section 11.1 to initiate a buy-sell transaction, a Forced Sale Notice shall not be given under Section 11.2 until the applicable buy-sell transaction has (i) lapsed, (ii) been nullified by agreement of the parties to the transaction or (iii) been completed.  A Notice given under Section 11.1 to initiate a buy-sell transaction shall nullify any prior Forced Sale Notice given under Section 11.2 if, at such time, the Property is not then subject to an executed contract of sale pursuant to Section 11.1 which is binding on the Company, in which case, in which case, such Notice given under Section 11.1 to initiate a buy-sell transaction shall be deemed to be ineffective.
 11.4.            Equity Put Right.  In the event that (i) prior to the closing of the Construction Loan, Investor declines to approve a proposed Budget that exceeds the Permitted Variance applicable to the prior approved Budget, (ii) after the closing of the Construction Loan, Investor declines to approve a proposed Budget in which the hard costs exceed an amount equal to one hundred ten percent (110%) of the hard costs set forth in the prior approved Budget, (iii) Managing Member has not obtained, within twenty-four (24) months of the date hereof, an "Alteration 1" or "New Building" permit to construct a building on the Property with a height of at least nine hundred seventy-five (975) feet and a gross floor area of at least three hundred twenty thousand (320,000), of which at least one hundred ninety-two thousand (192,000) gross square feet shall be for residential use (with at least one hundred sixty-six thousand five hundred (166,500) square feet of such gross residential floor area located more than two hundred (200) feet above average curb level), or (iv) the amount of the Construction Loan is less than fifty percent (50%) of the applicable Budget for the development and construction of the Property approved by the construction lender, Investor, shall have the right, upon notice to Sponsor within sixty (60) days after the occurrence of the applicable event set forth in clauses (i), (ii) or (iii) above (the "Equity Put Notice"), to require Sponsor to purchase Investor's equity interest in the Company for a purchase price equal to an amount that would cause Investor to receive a 20% Priority Distribution (the "Equity Put Purchase Price").
(a)	Sponsor shall be entitled to fix a closing date (the "Equity Put Closing Date") which is not later than one hundred and twenty (120) calendar days following the delivery of the Equity Put Notice.
(b)
On the Equity Put Closing Date, provided that Sponsor has paid the Equity Put Purchase Price, Investor shall execute and deliver (or cause the Company to execute and deliver, as applicable) to Sponsor such deeds, bills of sale, instruments of conveyance, assignments and other instruments as Sponsor may reasonably require, to give it good, clear and marketable title to the interest of the Investor in the Company.  In addition, Investor shall pay any real property or other transfer taxes, if any, incident to such conveyance.

ARTICLE XII.

 MISCELLANEOUS
 12.1.            Expenses.  The Company shall reimburse: (i) the Sponsor for all out-of-pocket expenses relating to the (A) diligence of the Property, (B) negotiation of the Purchase Agreement, (C) the negotiation of any potential loan to the Company or its Subsidiaries, and (D) the negotiation and formation of the Company and any of its Subsidiaries and any associated costs and expenses in connection therewith, each as provided in the Business Plan, and (ii) Investor for all out-of pocket costs and expenses incurred for due diligence performed, and legal expense paid, in connection with the acquisition of the Property and investment in the Company.
 12.2.            Notices.
(a)
Any and all notices, consents, approvals, offers, elections and other communications required or permitted under this Agreement ("Notice") shall be deemed adequately given only if in writing and the same shall be delivered either in hand or Federal Express or similar expedited commercial carrier, addressed to the recipient, as required below in Section 12.2(c), or with all freight charges prepaid (if by Federal Express or similar carrier), or by electronic mail provided that the recipient either replies to such email or otherwise acknowledges receipt of such email in writing which can be through a separate email.

(b)	All communications to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal.
(c)	All Notices shall be addressed
If to Manager, to
c/o JDS Development Group
104 Fifth Avenue, 9th Floor
New York, New York 10011
Attention: Michael Stern

and:                          c/o Property Markets Group, Inc.
5 East 17th Street, 2nd Floor
New York, New York 10033
Attention: Franklin R. Kaiman, Esq.

with a copy to: Kasowitz, Benson, Torres & Friedman LLP
1633 Broadway
New York, New York 10019
Attention: Douglas B. Heitner, Esq.

If to Investor, to

c/o AmBase Capital
100 Putnam Green, 3rd Floor
Greenwich, CT 06830
Attention: Richard Bianco

with a copy to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
                          New York, NY 10019
Attention: Steven D. Klein, Esq.

(d)
By giving to the other parties written Notice thereof, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

 12.3.            Certain Rules of Construction.  Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term "Article" refers to articles of this Agreement, (b) the capitalized term "Section" refers to sections of this Agreement, (c) the capitalized term "Schedule" refers to schedules to this Agreement, (d) the capitalized term "Exhibit" refers to exhibits to this Agreement, (e) references to a particular Article or Section include all subsections thereof, (f) the word "including" will be construed as "including without limitation", (g) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulations or rules, in each case as from time to time in effect, (h) references to a particular Person include such Person's successors and assigns to the extent not prohibited by this Agreement, (i) words such as "herein", "hereinafter", "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear and (j) the singular will include the plural and the masculine gender will include the feminine and neuter, and vice versa.
 12.4.            Execution of Papers.  The Members agree to execute such instruments, documents, and papers as the Manager deems necessary or appropriate to carry out the intent of this Agreement.  Each Member, including each new and substituted Member, by the execution of this Agreement or by agreeing in writing to be bound by the provisions of this Agreement, irrevocably constitutes and appoints both the Manager and Investor, or any Person designated by the Manager or Investor, to act on its behalf for purposes of this Section 12.4 as its true and lawful attorney-in-fact with full power and authority in its name, place, and stead to execute, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to:
(i)                        all certificates and other instruments (specifically including counterparts of this Agreement), and any amendment thereof, that such Person deems appropriate to qualify or continue the Company as a limited liability company in any jurisdiction in which the Company may conduct business or in which such qualification or continuation is, in the opinion of such Person, necessary to protect the limited liability of the Members;
(ii)                        all amendments to this Agreement adopted in accordance with the terms hereof and all instruments that such Person deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement; and
(iii)                        all conveyances and other instruments that such Person deems appropriate to reflect the dissolution of the Company.
The appointment by each Member of the Manager and Investor as its attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Manager and/or Investor to act as contemplated by this Agreement in any filing and other action by him or her on behalf of the Company, and shall survive the bankruptcy, dissolution, death, adjudication of incompetence or insanity of any Member giving such power and the transfer or assignment of all or any part of such Member's interests; provided, however, that in the event of a transfer by a Member of all of its interest, the power of attorney given by the transferor shall survive such assignment only until such time as the assignee shall have been admitted to the Company as a substituted Member and all required documents and instruments shall have been duly executed, filed, and recorded to effect such substitution.
 12.5.            Binding Provisions.  The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, legal representatives, and permitted successors and assigns of the respective parties hereto.
 12.6.            Applicable Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware (without regard for the conflict of laws principles thereof).  In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provision of this Agreement shall control and take precedence.
 12.7.            Separability of Provisions.  Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.
 12.8.            Section Titles.  Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.
 12.9.            Further Assurances.  The Members shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.
 12.10.                          Entire Agreement.  This Agreement and the schedules and exhibits attached constitute the entire agreement between the parties hereto with respect to the transactions contemplate
 12.11.                          Remedies Cumulative.  The rights and remedies given in this Agreement and by law to a Member shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to a Member under the provisions of this Agreement or given to a Member by law.  In the event of any dispute between the parties hereto, the prevailing party shall be entitled to recover from the other party reasonable attorney's fees and costs incurred in connection therewith.
 12.12.                          Waiver.  The failure by any party hereto to insist upon or to enforce any of its rights shall not constitute a waiver thereof, and nothing shall constitute a waiver of such party's right to insist upon strict compliance with the provisions hereof.  No delay in exercising any right, power or remedy created hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other or future exercise thereof or the exercise of any other right, power or remedy.  No waiver by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.  Each party hereto may waive the benefit of any provision or condition for its benefit contained in this Agreement, but only if such waiver is evidenced by a writing signed by such party.
 12.13.                          Amendment.  This Agreement shall not be amended without the prior written consent of all the Members.
 12.14.                          Agreement in Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be considered an original and together shall constitute one and the same Agreement, binding upon all of the parties hereto.
 12.15.                          Survival.  Notwithstanding anything to the contrary in this Agreement, (a) Sections 2.8, 2.9, 2.10, 2.11, 8.7, 8.10, 12.1, 12.2, 12.3, 12.6 and this Section 12.14, and Articles 5 and 6 will survive (i) the termination of this Agreement and (ii) the dissolution and termination of the Company and (b) each of the Manager and the Members will continue to be subject to, and bound by, the terms and provisions of such Sections after (i) the resignation of such Person as a manager or a member of the Company, (ii) the termination of this Agreement and (iii) the dissolution and termination of the Company.
 12.16.                          Venue.  Each of the parties hereto hereby submits to the exclusive jurisdiction of any state or federal court in the Southern District of New York, New York (the "Venue"), and any court hearing and any appeal therefrom, over any suit, action or proceeding against it arising out of or based upon this Agreement.  Each of the parties hereto hereby waives any objection to any related proceeding in such courts whether on the grounds of venue, residence or domicile or on the ground that the related proceeding has been brought in an inconvenient forum.
 12.17.                          WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH MEMBER WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONDUCT OF THE PARTIES, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE.  Each Member acknowledges that it has been informed by the other Members that the foregoing sentence constitutes a material inducement upon which the other Members have relied and will rely in entering into this Agreement.  Each Member may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the Members to the waiver of their rights to trial by jury.

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by a duly authorized officer as of the date first set forth above.
SPONSOR:

111 WEST 57TH SPONSOR LLC,
a Delaware limited liability company

By:
 Name:  Kevin Maloney
Title:  Authorized Signatory

By:
 Name:  Michael Stern
Title:  Authorized Signatory

INVESTOR:

111 WEST 57TH INVESTMENT LLC,
a Delaware limited liability company

By:
Name:  Richard A. Bianco
Title:  President & CEO

Signature Page – 111 West 57th Partners LLC

This Limited Joinder is executed solely for the purposes of Principals (A) agreeing to (i) the Transfer restrictions on Sponsor in Sections 9.1(a) and (b), and (ii) the ownership and control representations of Sponsor as stated in Section 2.8 and (B) making certain representations for the benefit of Investor.
The Principals acknowledge, collectively, that they are the indirect holders of some of the legal and beneficial interests in Sponsor, they will derive substantial benefits by reason of Sponsor's performance of its obligations hereunder.
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Principals hereby represent, warrant, covenant and agree:
(i)                        to indemnify and hold the Company, Investor and its Affiliated Persons harmless on a joint and several basis with each other and Sponsor, from and against any loss, damage or claim incurred by such Persons by reason of Cause attributed to Sponsor as Manager;
(ii)                        to reasonably cooperate with Investor in replacing Manager if Investor is permitted to remove Sponsor as Manager (after being provided with written notice thereof);
(iii)                        to comply and cause Sponsor to comply with the provisions of Section 9.1(a) and (b) (it being understood that Principals shall have no liability for a breach of Section 9.1(a) or (b) by Additional Member Entity;
(iv)                        that the 107 Equity Interests shall be transferred to the Company free and clear of lines and encumbrances; and
(v)                        that, as of the date of this Agreement, the representation set forth in Section 2.8(a)(iii) is true correct and complete.
Each of Investor and the Company are third-party beneficiaries of the covenants and agreements contained in this Limited Joinder and has the right to enforce this Limited Joinder and the terms and conditions hereof, in its name, or in the name of the Company, or both, and the right to bring one or more actions to enforce this Limited Joinder and the terms and conditions hereof.

 Michael Stern, individually

 Kevin Maloney, individually

This Limited Joinder is executed solely for the purposes of Investor Principal (A) agreeing to (i) the Transfer restrictions on Investor in Sections 9.1(a) and (b), (ii) the ownership and control representations of Investor as stated in Section 2.8, and (iii) the guaranty set forth in Section 8.2(c) and (B) making certain representations for the benefit of Sponsor.
The Investor Principal acknowledges that it is the direct holder of the legal and beneficial interests in Investor, they will derive substantial benefits by reason of Investor's performance of its obligations hereunder.
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor Principal hereby represents, warrants, covenants and agrees:
(i)                        to comply with the guaranty to the Company, Sponsor and Principals set forth in Section 8.2(c);
(ii)                        to comply and cause Investor to comply with the provisions of Section 9.1(a) and (b); and
(iii)                        that, as of the date of this Agreement, the representation set forth in Section 2.8(b)(iii) is true correct and complete.
Each of Sponsor, Principals and the Company are third-party beneficiaries of the covenants and agreements contained in this Limited Joinder and has the right to enforce this Limited Joinder and the terms and conditions hereof, in its name, or in the name of the Company, or both, and the right to bring one or more actions to enforce this Limited Joinder and the terms and conditions hereof.

AMBASE CORPORATION

By: _________________________
Name:
Title: